UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

EDGEWELL PERSONAL CARE COMPANY

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EDGEWELL PERSONAL CARE COMPANY

1350 Timberlake Manor Parkway

Chesterfield, Missouri 63017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Edgewell Personal Care Company to be held at 8:30 a.m. Central Time on Monday, January 25, 2016 at Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017.

In connection with the Annual Meeting, we have prepared a Notice of Annual Meeting of Shareholders, a Proxy Statement, and our 2015 Annual Report. On or about December 16, 2015, we began mailing to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.

If you plan to attend the Annual Meeting, please bring proof of identification (such as a driver’s license or other photo identification).

Whether you plan to attend the Annual Meeting or not, we encourage you to read the Proxy Statement and vote your shares. You may vote over the Internet, as well as by telephone, or, if you received or requested to receive printed proxy materials, by signing, dating and returning the proxy card enclosed with the proxy materials in the postage-paid envelope provided. However you decide to vote, we would appreciate you voting as soon as possible.

Regards,

DAVID P. HATFIELD
President and Chief Executive Officer

December 16, 2015

EDGEWELL PERSONAL CARE COMPANY

1350 Timberlake Manor Parkway

Chesterfield, Missouri 63017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Edgewell Personal Care Company will be held at 8:30 a.m. Central Time on Monday, January 25, 2016 at 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017.

The purpose of the meeting is:

1)	to elect six directors to serve one-year terms ending at the Annual Meeting to be held in 2017, or until their respective successors are elected and qualified;

2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016;

3)	to cast a non-binding advisory vote on executive compensation;

and to act upon such other matters as may properly come before the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2016 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing the proxy materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, and any shareholders who request to receive a paper copy of the proxy materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

You may vote if you are a shareholder of record on November 25, 2015. It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of the following ways:

•	USE THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: 1-800-690-6903, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	VISIT www.proxyvote.com to vote via the Internet, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope if you received or requested a paper copy of the proxy materials; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

This Notice, the Proxy Statement, and the Company’s 2015 Annual Report to Shareholders have also been posted at www.proxyvote.com.

By Order of the Board of Directors,

Manish R. Shanbhag
Chief Legal Officer and Secretary

December 16, 2015

2015 PROXY SUMMARY

This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

•    Time and date: 8:30 a.m., Central Time, January 25, 2016

•    Place: Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017

•    Record Date: November 25, 2015

•    Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting matters with Board recommendation in parentheses

•    Election of six directors (FOR EACH NOMINEE)

•    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016 (FOR)

•    Advisory vote on executive compensation (FOR)

Board nominees

Standing for election for a new term expiring in 2017

•    David P. Hatfield, President and Chief Executive Officer of Edgewell Personal Care Company. Director since 2015.

•    Daniel J. Heinrich, former Executive Vice President and Chief Financial Officer of The Clorox Company. Director since 2012.

•    Carla C. Hendra, Global Chairman of OgilvyRED. Director since 2015.

•    R. David Hoover, former Chairman and Chief Executive Officer of Ball Corporation. Director since 2000.

•    John C. Hunter, III, former Chairman, President and Chief Executive Officer of Solutia, Inc. Director since 2005.

•    Rakesh Sachdev, former President and Chief Executive Officer of Sigma-Aldrich. Director since 2015.

Other directors

Term expiring in 2017

•    James C. Johnson, former General Counsel, Loop Capital Markets LLC. Director since 2013.

•    Ward M. Klein, Executive Chairman of Edgewell Personal Care Company. Director since 2005.

Independent registered public accounting firm	The Board recommends that shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal 2016.

Advisory vote on executive compensation	The Board recommends that shareholders approve on a non-binding advisory basis the compensation of our named executive officers. Our Board recommends a FOR vote because we believe that our compensation program achieves its objective of rewarding management based upon its success in increasing shareholder value.

(i)

Key elements of our 2015 compensation program	Fiscal 2015 was a unique year for our Company, as the separation of the Household Products business from the Company (the “Separation”) presented significant operational issues throughout the Company, including the determination of executive officer compensation. Our Nominating and Executive Compensation Committee worked to structure appropriate compensation in an environment where executives would be changing titles and roles (and even employers), operational metrics would be difficult to measure, and there would be an enhanced need to use compensation to retain executives during a time of uncertainty and change, while continuing to improve the linkage of executive officer compensation to shareholder value.

•    Aggregate pay package. Our aggregate pay packages are targeted at the 50th percentile for our peer group.

•    Cash bonus program. In 2015, due to the Separation on July 1, 2015, our annual bonus program consisted of two separate components: (a) a nine-month bonus program covering October 1, 2014 through June 30, 2015, and (b) a three-month bonus program covering July 1, 2015 through September 30, 2015.

The nine-month bonuses were payable to our named executive officers based on the following components related to the achievement of pre-determined Company targets:

¡        adjusted earnings per share;

¡       adjusted operating profit;

¡        Company-wide three-year global cost savings associated with restructurings; and

¡        working capital as a percent of sales.

The three-month bonuses were payable based solely on adjusted operating profit related to the achievement of pre-determined Company targets.

We also established a cash bonus program for our Executive Chairman for the period from July 6, 2015 through July 5, 2016, with bonuses payable based on adjusted earnings per share, with the ability to adjust this bonus downward based on his individual performance in the following areas during the term of the bonus program: management development, mentoring, and external communication.

•    Restricted stock equivalent awards. In fiscal 2015, we awarded restricted stock equivalents with a time-based vesting period. For awards granted in November 2014, the awards vest in full on the second anniversary of the date of grant. For awards granted in July 2015, in connection with the Separation, awards vest in equal increments on each of the first three anniversaries of the date of grant (except for those granted to our Executive Chairman, which vest in full on the third anniversary of the date of grant).

•    Stock option awards. In July 2015, in connection with the Separation, we awarded stock options that vest in equal increments on each of the first three anniversaries of the date of grant and have an exercise price equal to the closing market price on the date of grant ($100.68).

•    Supplemental retirement plans. Our executives participate in the retirement plans available for all employees. The supplemental retirement plans restore retirement benefits otherwise limited by federal law.

•    Severance and other benefits following change of control. We have change of control employment agreements with each of the named executive officers which provide them with increased security and allow them to make decisions focusing on the interests of shareholders. Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated (or resign for good cause) following a change of control of the Company.

(ii)

PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2016 Annual Meeting. This proxy statement, the form of proxy and the Company’s 2015 Annual Report to Shareholders will be available at www.proxyvote.com beginning on December 16, 2015. A Notice Regarding the Availability of Proxy Materials will be mailed to shareholders on or about December 16, 2015.

How to Receive Printed Materials

We have elected to take advantage of the Security and Exchange Commission’s (the “SEC”) rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On or about December 16, 2015, we mailed to many of our shareholders a Notice containing instructions on how to access our proxy statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice contains instructions on how to receive a paper copy of the materials.

Who Can Vote

Shareholders of Edgewell Personal Care Company common stock on November 25, 2015 may vote at the meeting and any adjournment or postponement thereof. On November 25, 2015, there were 59,578,686 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods for shareholders:

•	Voting by Mail. If you received a paper copy of the proxy materials and if you choose to vote by mail, then complete a proxy card, date and sign it, and return it in the postage-paid envelope provided.

•	Voting by Telephone. You can vote your shares by telephone by calling 1-800-690-6903 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day, 7 days a week.

•	Voting by Internet. You can also vote via the Internet at www.proxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day, 7 days a week.

•	Voting by written ballot at the meeting.

Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on January 24, 2016.

Please note that if you are a shareholder and plan to vote in person at the meeting, you should bring proof of identification (such as a driver’s license or other form of photo identification). If you are representing an entity that is a shareholder, you should provide written evidence that you are authorized to act for such shareholder.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record. You must bring such proxy and proof of identification with you to attend, and be able to vote at, the meeting. In order to vote such shares otherwise, you must follow the instructions given to you by such bank, broker or other holder of shares. See “Beneficial Owners and Broker Non-Votes” below.

If you vote by telephone or via the Internet, you should not return a proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to our Secretary;
•	submitting another proper proxy by telephone, Internet or mail; or
•	attending the Annual Meeting and voting in person.

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the record date. If you are a shareholder of record and you do not submit a proxy or vote in person, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum.

The election of each director nominee, the ratification of the Company’s independent registered public accounting firm for 2016, and the approval of executive compensation by non-binding vote must be approved by a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on the matter.

Shareholders do not have the right to vote cumulatively in electing directors. Shares represented by a proxy marked “against” or “abstain” on any matter will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or director nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against a nominee and against each proposal.

While the shareholder vote on executive compensation is advisory and not binding on the Company, the Board of Directors and the Nominating and Executive Compensation Committee, which is responsible for administering the Company’s executive compensation programs, are interested in the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

All shares for which proxies have been properly submitted—whether by telephone, Internet or mail—and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign a proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in your properly submitted proxy card will have the discretion to vote on those matters for you. As of the date this Proxy Statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Beneficial Owners and Broker Non-Votes

If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of the shares, which are held in “street name.” If you hold your shares in street name, you can instruct the broker, bank or other nominee who is the shareholder of record how to vote these shares by using the voting instructions given to you by the broker, bank, or other nominee.

The broker, bank, or other nominee may vote the shares in the absence of your voting instructions only with regard to “routine” matters. The election of directors and the advisory vote on executive compensation are considered “non-routine” matters and, accordingly, if you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters.

Your broker, bank or other nominee does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm (Item 2 of this Proxy Statement). If the broker, bank or other nominee votes the uninstructed shares on the ratification of the accounting firm (either personally or by proxy), these shares may be considered as “present” for quorum purposes but will not be deemed voted on other matters and will be considered “broker non-votes” with respect to such other matters.

Such broker non-votes shall have no effect on the votes on election of directors or the advisory vote on executive compensation.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited personally or by telephone by our employees without additional compensation. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, all filings of stock ownership and changes in stock ownership by our directors and executive officers and beneficial owners of more than 10% of our stock, which are required by rules of the SEC, were made on a timely basis in fiscal 2015.

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members, and six directors are nominated for election at the 2016 Annual Meeting. At the 2015 Annual Meeting, our shareholders voted to approve and adopt amended and restated Articles of Incorporation that resulted in a phased-in elimination of our classified Board of Directors. Our Board of Directors currently consists of two classes: one class consisting of two directors whose terms of service expire at the 2017 Annual Meeting and one class containing six directors whose terms of service expire at the 2016 Annual Meeting. If elected, following this Annual Meeting, all eight directors will have terms expiring at the 2017 Annual Meeting.

In connection with the spin-off of the Company’s Household Products business into an independent, publicly traded company, each of Bill G. Armstrong, John E. Klein, W. Patrick McGinnis, J. Patrick Mulcahy and John R. Roberts submitted his resignation as a director of the Company, in each case effective immediately prior to the completion of the Separation, to join the board of directors of the new public company owning the Household Products business. Accordingly, on May 21, 2015, the Board of Directors appointed each of David P. Hatfield, Rakesh Sachdev and Carla C. Hendra as a member of the Board, in each case effective immediately upon the completion of the Separation. The Board was familiar with Mr. Hatfield based upon his service to the Company in various roles and his intended position as President and Chief Executive Officer of the Company upon the completion of the Separation. The Board selected Mr. Sachdev and Ms. Hendra after their being introduced to the Board as candidates by then-current members of the Board. Upon the completion of the Separation on July 1, 2015, Messrs. Armstrong, Klein, McGinnis, Mulcahy and Roberts ceased serving as members of the Board, and Messrs. Hatfield and Sachdev and Ms. Hendra began their terms as Board members.

Six directors will be elected at the 2016 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in 2017. The Board has nominated Messrs. Hatfield, Heinrich, Hoover, Hunter and Sachdev and Ms. Hendra for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for the one-year term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified.

We do not know of any reason why any of the nominees for director named herein would be unable to serve; however, if any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for the election of each director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2015.

DAVID P. HATFIELD, Director Since 2015, Age 55

(Standing for election at this meeting for a term expiring in 2017)

Mr. Hatfield is currently Edgewell’s President and Chief Executive Officer, a position he has held since July 1, 2015. From October 2007 to July 1, 2015, he served as President of the Energizer Personal Care division commencing upon the Company’s acquisition of Playtex in October 2007. In 2007, he was named as President and Chief Executive Officer of Schick-Wilkinson Sword. From 2004 to 2007, he served as Executive Vice President and Chief Marketing Officer. In 1999, he was appointed Vice President, North America and Global Marketing and led the e2 launch and segmentation strategy development. He also helped formalize the Company’s M&A strategy and was the marketing lead on the team that successfully acquired Schick. From 1997 to 1999, Mr. Hatfield served as Vice President, Europe, Marketing in Switzerland. From 1988 to 1997, Mr. Hatfield served in a number of capacities in the Eveready Battery division including Advertising Manager (during the launch of the Energizer Bunny), Director of Marketing for Latin America, and Director of Marketing North America. In 1986, he joined Ralston Purina in the pet food marketing department.

Mr. Hatfield has over 25 years of service with Edgewell, in international as well as domestic leadership positions, and he has obtained extensive knowledge of our business operations and industry dynamics. In his capacity as chief executive officer, Mr. Hatfield provides a necessary and unique perspective to the Board. Mr. Hatfield serves on our Finance and Oversight Committee.

DANIEL J. HEINRICH, Director Since 2012, Age 59

(Standing for re-election at this meeting for a term expiring in 2017)

Mr. Heinrich retired in November 2011 from his position as Executive Vice President and Chief Financial Officer of The Clorox Company (consumer products) which he held since June 2009. From August 2003 to June 2009, he served as their Senior Vice President and Chief Financial Officer. Prior to serving as Senior Vice President and Chief Financial Officer, he was Vice President, Controller and Chief Accounting Officer.

Mr. Heinrich has extensive experience in financial management. Prior to his employment with The Clorox Company, he was Senior Vice President and Treasurer of Transamerica Finance Corporation. Prior to that, he served in the financial services group of the Ford Motor Company, including as Senior Vice President-Controller of Ford Motor Company’s banking subsidiary and as Senior Vice President-Treasurer and Controller of Granite Management Corporation. He began his career at Ernst & Young LLP where he spent over eight years in both audit and tax functions. Mr. Heinrich has been a director of Aramark Holdings Corporation since 2013, and chairs its audit committee and serves on its finance committee. Mr. Heinrich previously served on the board and was a member of the audit and finance committee of Advanced Medical Optics Inc. from 2007 until its acquisition by Abbott Labs in 2009.

Mr. Heinrich’s extensive knowledge of consumer packaged goods, strategy, business development, operations, financial management, accounting principles and financial reporting rules and regulations provides valuable expertise to our Board, as Chairperson of our Audit Committee and as a member of our Finance and Oversight Committee.

CARLA C. HENDRA, Director Since 2015, Age 59

(Standing for election at this meeting for a term expiring in 2017)

Ms. Hendra has served as the Global Chairman of OgilvyRED, the strategic consulting and innovation group of Ogilvy & Mather (advertising, marketing and public relations), since 2010. Ms. Hendra is Vice-Chairman of the Ogilvy & Mather Worldwide Board and sits on the Ogilvy & Mather Executive Committee. From 2005 to 2010, she was Co-Chief Executive Officer of Ogilvy North America and Chairman of Ogilvy New York from 2007 to 2010. In 1998, she created Ogilvy’s North America strategic consulting group and co-founded Ogilvy Entertainment in 2007. In 1996, she joined Ogilvy & Mather and was named President of OgilvyOne in 1998. From 1992 to 1996, Ms. Hendra was Executive Vice President of Grey Direct, a division of Grey Advertising. From 1981 to 1992, she was employed by CRM Agency Barry Blau & Partners, departing as General Manager in 1992.

Ms. Hendra has been a member of the board of Caleres, Inc. (a global footwear company formerly known as Brown Shoe Company, Inc.) since 2005. She is also a member of the advisory board of Reye Partners, LLC, an investment management firm. Ms. Hendra served on the Board of Directors of Unica Corporation until its acquisition by IBM in 2010. She was a director for non-profit Dress for Success from 2007 to 2011, and has been an advisor for education non-profits PENCIL and Schools That Can in New York.

Ms. Hendra’s extensive experience in marketing, advertising and strategic consulting give her insights into commercial issues such as brand strategy, digital marketing, data and analytics, and long-term planning that provide valuable benefits to the Board. Ms. Hendra serves on Edgewell’s Nominating and Executive Compensation Committee.

R. DAVID HOOVER, Director Since 2000, Age 70

(Standing for re-election at this meeting for a term expiring in 2017)

Mr. Hoover served as Chairman of Ball Corporation (which supplies innovative, sustainable packaging solutions for beverage, food and household products customers as well as aerospace and other technologies and services primarily for the U.S. government) from January 2011 to April 2013. He is now retired. He served as the Chairman and Chief Executive Officer of Ball Corporation from January 2010 to January 2011; Chairman, President and Chief Executive Officer, April 2002 to January 2010; and President and Chief Executive Officer, January 2001 to April 2002. He is also a director of Ball Corporation, Eli Lilly and Company and Steelcase, Inc., and formerly a director of Qwest Communications International, Inc. Mr. Hoover is a member of the finance committee and nominating/corporate governance committee (as an ex-officio member) of Ball Corporation; the finance committee (currently serving as chair) and the public policy and compliance committee of Eli Lilly and Company; and the compensation committee (currently serving as chair) and nominating and corporate governance committee of Steelcase, Inc.

Mr. Hoover currently serves as the Lead Independent Director of Edgewell. His broad and extensive experience provides our board with valuable insight into complex business, operational and financial issues. His chairmanship of our Finance and Oversight Committee has been significant as that committee directly advises management on financial and economic issues and strategies.

JOHN C. HUNTER, III, Director Since 2005, Age 66

(Standing for re-election at this meeting for a term expiring in 2017)

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. He is now retired. Solutia and certain subsidiaries filed voluntary petitions for bankruptcy in 2003, and emerged from bankruptcy in 2008. Mr. Hunter is also a director of KMG Chemicals, Inc. and was formerly a director of Hercules, Inc.

During his career with Solutia and its former parent, Monsanto Company, he obtained many years of experience in the specialty chemicals business, as well as an in-depth knowledge of environmental issues. As a result, he provides insightful risk management experience to our board, and a practical perspective and understanding as we deal with environmental, regulatory and sustainability issues. Mr. Hunter’s extensive experience as a director also provides him with insight into effective compensation plan design and a thorough understanding of current issues, trends and concerns in executive compensation design that makes him an effective chairperson of our Nominating and Executive Compensation Committee.

RAKESH SACHDEV, Director Since 2015, Age 59

(Standing for election at this meeting for a term expiring in 2017)

Mr. Sachdev was President and Chief Executive Officer of Sigma-Aldrich (biochemical and chemicals) from 2010 until its acquisition by Merck KGaA in November 2015. He joined Sigma-Aldrich in 2008 as their Chief Financial Officer and Chief Administrative Officer. Prior to joining Sigma-Aldrich, he served as Senior Vice President and President, Asia Pacific at ArvinMeritor, Inc. Prior to that, Mr. Sachdev held senior management positions, including Chief Financial Officer, Automotive Business Unit, during his years of service at Cummins Engine Company.

Mr. Sachdev serves on the board of directors of Regal Beloit Corporation. He is the Deputy Chair of the Federal Reserve Bank of St. Louis, and serves as a member of the Board of Trustees at the Missouri Botanical Gardens, the St. Louis Science Center and Washington University in St. Louis.

Mr. Sachdev brings experience as both a chief executive and chief financial officer to the Board, and his skills in both management and finance add valuable expertise to our Board. His knowledge of financial accounting, accounting principles and financial reporting rules and regulations, and his experience in evaluating financial results and generally overseeing the financial reporting processes of a large public company, provide substantial insights in his role as member of our Audit Committee.

JAMES C. JOHNSON, Director Since 2013, Age 63

(Continuing in Office—Term expiring in 2017)

Mr. Johnson served as General Counsel of Loop Capital Markets LLC (financial services firm) from November 2010 until December 2013. From 1998 until 2009, Mr. Johnson served in a number of responsible positions at The Boeing Company, an aerospace and defense firm, including serving as Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and as Vice President and Assistant General Counsel, Commercial Airplanes from 2007 to his retirement in March 2009. Mr. Johnson is also a Director of Energizer Holdings, Inc., Ameren Corporation and Hanesbrands Inc.

Mr. Johnson has extensive executive management and leadership experience as the General Counsel of a financial services firm; the former Vice President, Corporate Secretary and Assistant General Counsel of aerospace and defense firms; and strong legal, compliance, risk management, corporate governance and compensation skills and experience. Mr. Johnson currently serves on Edgewell’s Nominating and Executive Compensation Committee and Audit Committee.

WARD M. KLEIN, Director Since 2005, Age 60

(Continuing in Office—Term expiring in 2017)

Mr. Klein is currently Edgewell’s Executive Chairman. He served as Chief Executive Officer of the Company from 2005 until July 1, 2015. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, as President, International from 2002 to 2004, and as Vice President, Asia Pacific and Latin America from 2000 to 2002. He is also lead independent director of Caleres, Inc. (a global footwear company formerly known as Brown Shoe Company, Inc.), and formerly a director of AmerUs Group Co. Mr. Klein previously served on the Board of Directors as Chairman of the Federal Reserve Bank of St. Louis and as President of Civic Progress, St. Louis.

As the former chief executive officer of the Company, with 10 years of experience in that role and over 25 years of service with the Company, Mr. Klein has extensive knowledge of our business operations and industry dynamics. In his capacity as our Executive Chairman, Mr. Klein provides a valuable bridge between the Company’s management and the Board. Mr. Klein is a member of our Finance and Oversight Committee.

THE BOARD OF DIRECTORS AND EDGEWELL’S CORPORATE GOVERNANCE

STANDING COMMITTEES AND MEETINGS

From October 1, 2014 through June 30, 2015:

Board Member	Board	Audit	Executive	Nominating and Executive Compensation	Finance and Oversight
Bill G. Armstrong	✓	✓		✓
Daniel J. Heinrich	✓	✓		✓
R. David Hoover	✓				✓*
John C. Hunter, III	✓			✓*
James C. Johnson	✓			✓
John E. Klein	✓	✓			✓
Ward M. Klein	✓		✓		✓
W. Patrick McGinnis	✓		✓		✓
J. Patrick Mulcahy	✓*		✓*		✓
John R. Roberts	✓	✓*	✓	✓
*	Chairperson

The Executive Committee was dissolved effective July 1, 2015.

From July 1, 2015 through September 30, 2015:

Board Member	Board	Audit	Nominating and Executive Compensation	Finance and Oversight
David P. Hatfield	✓			✓
Daniel J. Heinrich	✓	✓*		✓
Carla C. Hendra	✓		✓
R. David Hoover	✓**			✓*
John C. Hunter, III	✓		✓*
James C. Johnson	✓	✓	✓
Ward M. Klein	✓*			✓
Rakesh Sachdev	✓	✓
*	Chairperson
**	Lead Independent Director

	Board	Audit	Executive	Nominating and Executive Compensation	Finance and Oversight
Meetings held in Fiscal 2015	7	7	0	7	7

Audit: Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Receives reports from the head of our internal audit department. Our Board has determined that all members are independent and financially literate in accordance with the criteria established by the SEC and the New York Stock Exchange (the

“NYSE”). Our Board has elected Daniel J. Heinrich as chair of the Audit Committee, and has determined that he is both independent and an audit committee financial expert, as defined by SEC guidelines. The Audit Committee’s charter can be viewed on the Company’s website, www.edgewell.com, click on “Investors,” then “Audit Committee Charter.” Information on our website does not constitute a part of this document.

Nominating and Executive Compensation: Sets compensation of our executive officers, administers our incentive stock plans and grants equity-based awards, including performance-based awards, under those plans. Administers and approves performance-based awards under our executive officer bonus plan. Establishes performance criteria for performance-based awards and certifies as to their achievement. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board, as well as committee memberships and compensation and benefits for directors. Administers our stock ownership guidelines. Conducts the annual self-assessment process of the Board and its committees, and regular review of our Corporate Governance Principles. Our Board has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the NYSE. The Nominating and Executive Compensation Committee’s charter can be viewed on the Company’s website, www.edgewell.com, click on “Investors,” then “Nominating and Executive Compensation Committee Charter.” Information on our website does not constitute a part of this document.

Finance and Oversight: Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the Board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance. The Finance and Oversight Committee’s charter can be viewed on the Company’s website, www.edgewell.com, click on “Investors,” then “Finance and Oversight Committee Charter.” Information on our website does not constitute a part of this document.

During fiscal 2015, all directors attended 75% or more of the Board meetings and meetings of the committees on which they served during their period of service. Under our Corporate Governance Principles, each director is highly encouraged to attend our annual meeting of shareholders each year, preferably in person. All directors in office during the 2015 Annual Meeting attended the meeting in accordance with the Company’s Corporate Governance Principles.

CORPORATE GOVERNANCE, RISK OVERSIGHT AND DIRECTOR INDEPENDENCE

Board Leadership Structure

Our Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most qualified director as chairman of the Board, while maintaining the ability to separate the chairman and chief executive officer roles when necessary. Currently, the roles of chairman of the Board and chief executive officer are separate. As both the chairman of the Board and the chief executive officer are currently employed by the Company, the Board has also determined it is appropriate to have a lead independent director of the Board who provides, in conjunction with the chairman, leadership and guidance to the Board. The Board believes this structure is currently the optimal structure for providing leadership that is both independent in its oversight of management and closely attuned to our specific business. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of the Board provides guidance and sets the agenda for Board meetings, in consultation with the chief executive officer and the lead independent director, and presides over meetings of the full Board. The lead independent director serves as a liaison on Board-related issues between the chairman and the chief executive officer and the independent directors, and presides over non-management executive sessions of the Board. The Board periodically evaluates the structure most appropriate for the environment in which we operate.

Risk Oversight and Risk Management

The Board of Directors, acting both directly and through its committees, is actively involved in oversight of the significant risks affecting our business. The Board of Directors and its committees’ risk oversight activities are informed by our management’s risk assessment and risk management processes.

Structure of Risk Oversight and Risk Management

The Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.

The risk oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management of day-to-day operational, financial and legal risks is the responsibility of operational and executive leadership of the Company. The Company maintains a Risk Committee of senior personnel in a number of functional areas. The Risk Committee is sponsored by our chief executive officer. The purposes of the Risk Committee are:

a)	to identify and rate risks with input from various areas of management;
b)	to review risk mitigation strategies; and
c)	to report significant enterprise risks to the Board of Directors.

The Risk Committee meets periodically to evaluate enterprise risk areas and mitigating actions. The Risk Committee uses the following process to evaluate and mitigate risk:

1)	rate risks based on both their perceived impact on the Company and likelihood of occurrence;
2)	identify and verify actions that are believed to be reasonably practicable to take to mitigate risks; and
3)	verify the results of the Risk Committee’s risk analysis and mitigation efforts with the appropriate levels of management.

Risks that are identified by the Risk Committee as significant in accordance with the process above are then reported to the appropriate Board committee. The Audit Committee performs a central oversight role with respect to financial and compliance risks, and meets with our independent auditors outside the presence of senior management. It also regularly receives reports regarding our internal controls and compliance risks viewed as most significant, along with management’s processes for seeking to maintain compliance within an internal controls environment. The Risk Committee engages with the Board with respect to significant risks, and submits a risk report to the Board on an annual basis.

Our Company manages risk in several key areas, each of which is described in more detail below:

•	financial and internal control risk;
•	legal and regulatory risk;
•	operational risk;
•	strategic risk;
•	governance risk;
•	event risk; and
•	compensation policies and practices risk.

Financial and Internal Control Risk

The Risk Committee evaluates the Company’s exposure to financial and internal control risks, including risks related to foreign currencies, capital markets, cash flows, pension plans, and taxes. Management has put in place internal controls and conducts internal audits with respect to the Company’s financial statements. The Company has a hotline that can be used to report any financial or accounting fraud, and uses financial and internal controls and monitoring in an effort to prevent inadequate, incomplete or misleading disclosures in press releases and the Company’s SEC filings.

Legal and Regulatory Risk

The Company’s legal department, led by our chief legal officer, monitors the Company’s exposure to legal and regulatory risks, including intellectual property maintenance and infringement, and global compliance with all applicable laws and regulations. The Board is kept informed of the commencement and status of significant adverse litigation or enforcement action.

Operational Risk

The Risk Committee, our global operations team, and our commercial organizations monitor the Company’s exposure to operational risks, including manufacturing, customs, supply chain disruption and category and competitive pressures. The Company’s information technology group evaluates identified risks related to the Company’s information technology systems, such as the impact of significant information technology changes, cyber-attacks or hacking, the potential failure of the Company’s information technology systems or loss or theft of data. The Company’s Environmental Health and Safety team monitors environmental and occupational safety risks. The Company’s Regulatory and Quality teams evaluate risks associated with applicable product regulations, such as those that apply to medical devices and drugs. The Board is kept informed of the status of major manufacturing, supply chain, commercial, environmental, or information technology system changes.

Strategic Risk

Strategic Risk includes risks faced by our Company related to mergers, acquisitions and divestures, strategic planning, major initiatives such as restructurings, economic and geopolitical risks, our internal and external communications strategies and our organizational structure and incentives. The Risk Committee, with input from our executive leadership, evaluates strategic risks and reports to the appropriate committee of the Board or the Board as a whole on the status of major initiatives as well as other major developments in strategic risk.

Governance Risk

The Company strives to optimize shareholder communications to convey valuable information to our shareholders. Senior executives and members of the Board periodically meet with shareholders to discuss the

Company’s performance and governance. The Board also annually evaluates its governance structures. The Nominating and Executive Compensation Committee annually reviews the Company’s Corporate Governance Principles and recommends any suggested amendments to the Board. Each committee of the Board annually reviews its charter and recommends any changes for adoption by the Board. The Board also annually reviews the Company’s succession plans for all senior executive positions.

Event Risk

The Risk Committee evaluates the Company’s exposure to certain event risks, such as natural disasters and political or economic instability. The Board is kept informed of major developments in event risk.

Compensation Policies and Practices Risk

As part of its responsibilities, the Nominating and Executive Compensation Committee annually reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether the Company’s compensation programs encourage excessive risk-taking likely to have a material adverse effect on the Company. As described below under “—Determining Executive Compensation,” the committee also employs an independent compensation consultant who advises and consults with the committee to determine both the structure and amounts of executive compensation. For further information, please see “Executive Compensation—Compensation Policies and Practices as They Relate to Risk Management.”

Although we have devoted significant resources to develop our risk management policies and procedures, these policies and procedures, as well as our risk management techniques, may not be fully effective. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. In either case, we could suffer losses and our results and financial position could be materially adversely affected.

Sustainability

Our Company places a high priority on operating in a responsible and respectful manner. We believe that sustainable operations are both financially beneficial and critical to the health of the communities in which we operate. Our Company’s Sustainable Development Mission is to “do the right thing” in conducting our business in an effort to ensure that we preserve the environment for future generations and provide a safe and healthy working environment for colleagues while promoting the continued success of our commercial enterprise. Our Company’s sustainable development mission is derived directly from our organizational values and is one of our leadership strategies. At the core of our sustainability efforts are three pillars:

•	People—providing our colleagues with safe, healthy working environments as well as making a positive contribution to the communities in which we operate, while governing our partnerships with codes of conduct.
•	Product—constantly working to reduce the environmental impact of our products and our packaging.
•	Plant—reducing the impact of our manufacturing operations to ensure the availability of natural resources for generations to come.

Our Company has established sustainable development goals to focus our conservation efforts across four key areas: energy, greenhouse gas emissions, solid waste and water usage. In addition, we are actively developing and incorporating “design for sustainability” tools into our product development process. “Design for sustainability” proactively addresses environmental, social and economic considerations from the earliest stages of the product development process throughout the product lifecycle. The goal is to design products that minimize energy consumption and waste generation and increase utilization of high recovery materials.

Our Business Practices and Standards of Conduct is designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, use of Company resources, and promoting a harassment-free work environment. It also addresses certain legal and ethical facets of integrity in business dealings with suppliers, customers, investors and the governments that regulate us. We assess global compliance with this policy annually.

Our Supplier Code of Conduct sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with our Company. We believe we hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance.

Compensation Committee Interlocks and Insider Participation

No member of the Nominating and Executive Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

Determining Executive Compensation

At the beginning of each fiscal year, the Nominating and Executive Compensation Committee reviews and approves compensation for our executive officers, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members base these determinations on their review of competitive market data from our peer group, shareholder views, including the results of the most recent advisory vote on executive compensation, and the recommendations of the chief executive officer and our human resources department. Meridian Compensation Partners LLC (“Meridian”), the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, and those of our peer group, in order to support the committee’s review process. Meridian also advises the committee during its review of compensation for non-employee directors and the competitiveness of our executive compensation programs. For more information on the committee’s review process and Meridian’s assistance to the committee, as well as on compensation consultants retained by the Company, see “Executive Compensation—Compensation Discussion and Analysis.”

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our Board of Directors and our Corporate Governance Principles have been posted on our website at www.edgewell.com, under “Investors.” Information on our website does not constitute part of this document. Our code of business conduct and ethics applicable to the members of the Board of Directors, as well as the code applicable to the officers and employees, have also been posted on our website. You can view our Codes of Conduct on the Company’s website, www.edgewell.com, under “Company,” click on “Sustainability,” then click “Codes of Conduct.”

Copies of the committee charters, the Corporate Governance Principles and the codes of conduct will be provided, without charge, to any shareholder upon request directed in writing to the Secretary, Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017.

Director Independence

Our Corporate Governance Principles, adopted by our Board, provide that a majority of the Board, and the entire membership of the Audit and the Nominating and Executive Compensation Committees of the Board, will consist of independent, non-employee directors who meet the criteria for independence required by the NYSE listing standards. In addition, our Corporate Governance Principles provide that there may not be at any time more than two employee directors serving on the Board.

A director will be considered independent if he or she does not have a material relationship with us, as determined by our Board. To that end, the Board, in the Corporate Governance Principles, has established guidelines for determining whether a director is independent, consistent with the listing standards of the NYSE. A director will not be considered independent if:

•	within the last three years, the director was employed by us or one of our subsidiaries, or an immediate family member of the director was employed by us or one of our subsidiaries as an executive officer;

•	(A) the director is a current partner or employee of a firm that is our internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time; or

•	any of our present executive officers served on the compensation committee of another company that employed the director or an immediate family member of the director as an executive officer within the last three years.

The following relationships will be considered material:

•	a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, us and the payments to, or amounts received from, that other company in any of the last three fiscal years, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	a director or an immediate family member, during any twelve-month period within the last three years, received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any single fiscal year within any of the last three years, exceed the greater of $1,000,000 or 2% of such organization’s total charitable receipts;

•	a director is a partner of or of counsel to a law firm that, in any of the last three years, performed substantial legal services to us on a regular basis; or

•	a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three years, performed substantial services to us on a regular basis.

For relationships not described above or otherwise not covered in the above examples, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE listing standards. We have also considered and determined that members of our Audit Committee and Nominating and Executive Compensation Committee satisfy the additional independence requirements of the NYSE and SEC for such committees.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, in addition to conducting our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor.

Pursuant to that review, the Board considered the independence of James Johnson, as Mr. Johnson serves on the board of directors of Hanesbrands Inc. The Company and Hanesbrands Inc. each own 50% of Playtex Marketing Corporation, which holds certain Playtex brand trademarks. The Board determined that Mr. Johnson’s co-membership on the Hanesbrands Inc. board does not impact his independent status on the Company’s Board. The

Board also considered the independence of Rakesh Sachdev, as Mr. Sachdev’s daughter is an employee of PricewaterhouseCoopers LLP, the Company’s independent auditors. The Board noted that she is not a partner of that firm and does not work on the audit of the Company or otherwise provide services to the Company, and determined that her employment does not impact Mr. Sachdev’s independent status on the Company’s Board.

Accordingly, based on the responses to the 2015 questionnaire and the results of its review, the Board has affirmatively determined that all directors, other than Ward Klein and David Hatfield, are independent from management. The following are the non-employee directors deemed to be independent: Daniel J. Heinrich, Carla C. Hendra, R. David Hoover, John C. Hunter, James C. Johnson, and Rakesh Sachdev.

Director Nominations

The Nominating and Executive Compensation Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the requirements for membership set forth in our Corporate Governance Principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate the Board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives and plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of the Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will effectively represent the interests of our shareholders, and who bring to the Board a breadth of experience from a variety of industries, geographies and professional disciplines. Although the Company does not have a formal policy with respect to diversity matters, the Board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. The committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in our Corporate Governance Principles.

The committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets Board and/or committee membership requirements, as set forth in our Corporate Governance Principles, determines whether a potential candidate is independent according to the Board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when our Board determined that increasing its size was appropriate, candidates have been recommended to the committee by other Board members or the chief executive officer. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the Board of Directors may submit a written nomination to the Corporate Secretary of the Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned by the nominee; the candidate’s biographical information, including age, business and residential addresses, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on the Board. A description of factors qualifying or recommending the nominee for service on the Board would also be helpful to the committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to the Board for its consideration.

Under our bylaws, shareholders may also nominate candidates for election at an annual meeting of shareholders. See Shareholder Proposals for 2017 Annual Meeting for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in the Company’s proxy materials prepared for the meeting.

Stock Ownership Guidelines

In order to help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the director’s annual retainer. New directors are given a period of five years to attain full compliance with these requirements.

For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our savings investment plan or our deferred compensation plan. At the current time, all of our directors are in compliance with these guidelines.

Communicating Concerns to the Board

We have established several means for shareholders or others to communicate their concerns to our Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern should be submitted in writing to Mr. Daniel J. Heinrich, the chairman of our Audit Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to Mr. John C. Hunter, III, the chairman of the Nominating and Executive Compensation Committee, or Mr. R. David Hoover, our Lead Independent Director and the chairman of the Finance and Oversight Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to R. David Hoover, our Lead Independent Director, or any one of the independent directors in care of the Company’s Corporate Secretary at our headquarters address.

Our “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, our outside service provider, toll-free at 855-405-6557, or leave a confidential message at our web address: www.edgewell.ethicspoint.com.

DIRECTOR COMPENSATION

We provided several elements of compensation to our directors for service on our Board during fiscal 2015. The Nominating and Executive Compensation Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation—Compensation Discussion and Analysis—Implementation of the Compensation Program,” has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Meridian. The committee and the Board approved changes to director fees that will be effective as of December 31, 2015, described below under “Retainers and Meeting Fees.”

Retainers and Meeting Fees

All directors, other than Mr. Hatfield and Mr. Klein, received the following compensation package for serving on the Board or its committees in fiscal 2015. Mr. Hatfield and Mr. Klein received no compensation other than their compensation as the President and Chief Executive Officer and Executive Chairman, respectively, for their service on the Board and its committees. Ms. Hendra and Mr. Sachdev joined our Board on July 1, 2015 and received a pro rata portion of this compensation package.

Annual retainer	$100,000
Fee for each Board meeting in excess of six meetings per year	$1,500
Fee for each committee meeting in excess of six meetings per year	$1,500

The chairpersons of the committees also received an additional annual retainer of $20,000 for each committee that they chaired.

In connection with their annual review of director compensation, the Board and the Nominating and Executive Compensation Committee approved certain changes to director compensation effective December 31, 2015 to establish an additional annual retainer of $50,000 for the lead independent director and to eliminate fees paid per Board and committee meeting. The Board and the committee believes that these changes recognize the contribution of our lead independent director and acknowledge that our directors provide valuable services to our Company outside as well as during meetings. Elimination of a fee for meetings also lessens the administrative burden of the number of payments that must be processed per director each year.

Deferred Compensation Plan

Non-employee directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (a) the Edgewell common stock unit fund, which tracks the value of our common stock; or (b) the prime rate option under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.

Restricted Stock Equivalents

Initial Grant. New non-employee directors that may be appointed or elected to the Board receive a grant of restricted stock equivalents with a grant-date value of $100,000, which equivalents vest three years from the date of grant. In connection with their appointment to the Board effective July 1, 2015, Ms. Hendra and Mr. Sachdev each received a grant of 990 restricted stock equivalents, with a value of approximately $100,000.

Annual Grant. On the first business day of January of each year, each non-employee director is credited with a restricted stock equivalent award under our Second Amended and Restated 2009 Incentive Stock Plan. The value of the award as of January 2, 2015 was $110,000. This award vests one year from the date of grant. Directors have the option to defer the delivery of shares upon vesting of this award.

2015 One-Time Grant. In connection with the spin-off of the Company’s Household Products business on July 1, 2015, each non-employee director received a one-time restricted stock equivalent award under our Second Amended and Restated 2009 Incentive Stock Plan. The value of the award as of July 8, 2015, the date of grant, was $200,000. This award vests in full three years from the date of grant. Directors have the option to defer the delivery of shares upon vesting of this award. In consideration of their receipt of this one-time restricted stock equivalent award in July 2015, the non-employee directors agreed to waive their annual grant of restricted stock equivalent awards valued at $110,000 scheduled to be made in January 2016.

Personal Use of Company-Owned Aircraft

For fiscal 2015, Mr. Ward Klein, our executive chairman, was permitted to use our aircraft for personal travel for up to 40 flight hours per year when the aircraft was not being used on business related trips. Family members and guests are authorized to accompany him on business or personal flights on our aircraft. However, Mr. Klein is not reimbursed for any taxes associated with (i) his personal use of the aircraft, or (ii) the personal use by his family members and guests. In fiscal 2015, the value of Mr. Klein’s personal use of our company-owned aircraft was $121,613.

We jointly own our aircraft with one other corporation in order to share the fixed costs associated with such ownership, although we pay all variable operating costs associated with each flight.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2015

Name	Fees Earned or Paid in Cash (3)	Stock Awards (4)(5)(6)	Option Awards (7)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (8)(9)	Total
Daniel J. Heinrich	$106,500	$310,000	$0	$0	$0	$0	$416,500
Carla C. Hendra (1)	$25,000	$300,000	$0	$0	$0	$0	$325,000
R. David Hoover	$121,500	$310,000	$0	$0	$0	$0	$431,500
John C. Hunter, III	$121,500	$310,000	$0	$0	$0	$0	$431,500
James C. Johnson	$101,500	$310,000	$0	$0	$0	$0	$411,500
Rakesh Sachdev (1)	$25,000	$300,000	$0	$0	$0	$0	$325,000
Bill G. Armstrong (2)	$76,500	$110,000	$0	$0	$0	$0	$186,500
John E. Klein (2)	$76,500	$110,000	$0	$0	$0	$0	$186,500
W. Patrick McGinnis (2)	$76,500	$110,000	$0	$0	$0	$0	$186,500
J. Patrick Mulcahy (2)	$114,000	$110,000	$0	$0	$0	$0	$224,000
John R. Roberts (2)	$91,500	$110,000	$0	$0	$0	$0	$201,500

(1)	Ms. Hendra and Mr. Sachdev were appointed to the Board effective July 1, 2015.
(2)	Messrs. Armstrong, Klein, McGinnis, Mulcahy and Roberts resigned from the Board effective June 30, 2015.
(3)	This column reflects retainers and meeting fees earned during the fiscal year.
(4)	This column reflects the aggregate grant date fair value, in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Section 718, of the restricted stock equivalent awards on January 2, 2015 and July 8, 2015 under our Second Amended and Restated 2009 Incentive Stock Plan valued at $110,000 and $200,000, respectively, as described in the narrative above. Refer to “Note 12. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended September 30, 2015 for further discussion. There were no FASB ASC Section 718 compensation expenses associated with the vested but deferred equivalents described in footnote 5 during fiscal 2015.
(5)	The number of vested but deferred stock equivalents held by a director as of September 30, 2015 is 10,000 RSE’s by Mr. Hoover. This equivalent represents deferral of a restricted stock equivalent award made to a non-employee director appointed to the Board between April 1, 2000 and October 1, 2003, under which the director was credited with a restricted stock equivalent for each share of our common stock he acquired within two years of the date of grant, up to a limit per individual. This program was discontinued in 2003.
(6)	Upon their appointment, Ms. Hendra and Mr. Sachdev were each granted an award of 990 restricted stock equivalents on July 1, 2015, representing the one-time grant of restricted stock equivalents with a value of approximately $100,000 made to all new non-management directors, which vests three years from the date of grant.
(7)	No stock options were granted to non-employee directors in fiscal year 2015. There were no outstanding shares of underlying stock options held by any non-employee director as of September 30, 2015.
(8)	All of the non-employee directors are also, from time to time during the fiscal year, provided with samples of our products, with an incremental cost of less than $50.
(9)	The following items are not considered perquisites and are not included within the above disclosure of director compensation:
(i)	The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company. We do not obtain a specific policy for each director or for the directors as a group.
(ii)	We provide transportation and lodging for out-of-town directors attending Board and committee meetings.
(iii)	The directors may make requests for contributions to charitable organizations from the Company’s charitable trust, which we have funded from time to time. The trustees of that trust, all employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust, and are not made in the name of the requesting director. The Company will continue to honor requests under the charitable trust guidelines as long as funds exist at an appropriate level to do so.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor for every fiscal year since 2000, and PwC has begun certain work related to the 2016 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. The Board and the Audit Committee believe that the retention of PwC to serve as independent auditor is in the best interests of the Company and its shareholders. In making this determination, the Board and the Audit Committee considered a number of factors, including:

•	Audit Committee members’ assessment of PwC’s performance;
•	Management’s assessment of PwC’s performance;
•	PwC’s independence and integrity;
•	PwC’s fees and the quality of services provided to the Company; and
•	PwC’s global capabilities and knowledge of our global operations.

A representative of PwC will be present at the 2016 Annual Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for ratification.

THE MEMBERS OF THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PWC AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2016.

Fees Paid to PricewaterhouseCoopers LLP

(in thousands)

	FY 2014	FY 2015

Audit Fees	$4,852	$6,253
Audit-Related Fees	950	2,460
Tax Fees	1,009	766
All Other Fees	0	0

Total Fees	$6,811	$9,479

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PwC during the last two fiscal years for the following professional services:

•	Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our 10-Q filings, and audit services that are normally provided in connection with statutory and regulatory filings or engagements. In addition, Audit Fees for fiscal 2015 include fees paid to PwC through July 1, 2015 relating to the audit of the financial statements of the Household Products business in anticipation of the Separation.

•	Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. This includes: equity and debt offering related services; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards. This category also includes fees associated with the audit and review by PwC of carve-out financial statements of the Household Products business.

•	Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

•	All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions, if any. We did not engage PwC for any services that would be categorized as All Other Fees in fiscal 2015 or fiscal 2014.

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the Audit Committee. The chairman of the Audit Committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the Audit Committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. The Audit Committee approved all services provided by PwC during fiscal 2015 and fiscal 2014.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2015, management of the Company has represented to the committee that the financial statements were prepared in accordance with generally accepted accounting principles and the committee has reviewed and discussed those financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent accountants. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB.

In fulfilling its oversight responsibilities for reviewing the services performed by Edgewell’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm. In doing so, the committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence. The Audit Committee met with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2015 be included in the Company’s Annual Report on Form 10-K for that year and has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2016, subject to shareholder ratification.

Respectfully submitted,

Daniel J. Heinrich, Chairman

James C. Johnson

Rakesh Sachdev

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal 2015 to our chief executive officer, chief financial officer, other individuals who served as chief executive officer or chief financial officer during fiscal 2015, and our other three most highly compensated executive officers, whom we refer to collectively as our “named executive officers.” Our named executive officers for 2015 were:

•	Ward M. Klein, Executive Chairman (since July 1, 2015), and formerly Chief Executive Officer (through June 30, 2015);
•	David P. Hatfield, President and Chief Executive Officer (since July 1, 2015);
•	Sandra J. Sheldon, Chief Financial Officer (since July 1, 2015);
•	Daniel J. Sescleifer, formerly Executive Vice President and Chief Financial Officer (through June 30, 2015);
•	Peter J. Conrad, Chief Administrative Officer (since July 1, 2015);
•	Wilbur A. Robertson, Chief Marketing Officer (since July 1, 2015); and
•	David S. VerNooy, Vice President, Global Operations, Research, Development & Engineering (since July 1, 2015).

COMPENSATION DISCUSSION AND ANALYSIS

Principles of the Edgewell Compensation Program

Our commitment to maintaining competitive compensation practices has resulted in strong shareholder support of our compensation philosophy, with approximately 85% of the votes cast in favor of the advisory resolution on executive compensation at our 2015 Annual Meeting. The principles we follow are:

Pay for Performance

Our primary goal is to instill a “pay for performance” culture throughout our organization, with a significant portion of targeted compensation for our named executive officers dependent upon achievement of performance goals and forfeited if goals are not achieved.

Competitive Total Compensation Packages

We strive to attract and retain strong executive leaders, with competitive total compensation opportunities near the 50th percentile of our peer group. Our compensation program is designed to motivate these leaders with objectives aligned with operating results and execution of significant initiatives.

Alignment with Shareholder Interests

A substantial portion of the named executive officers’ total compensation is in the form of restricted stock equivalents and stock options, and we have stock ownership guidelines for executive officers and prohibitions on the hedging of Company stock, in order to align the compensation received by our executives with the returns received by our shareholders.

Key Elements of Executive Compensation in Fiscal 2015

Fiscal 2015 was a unique year for our Company, as the Separation of the Household Products business from the Company presented significant operational issues to be addressed throughout the Company. Determination of executive officer compensation was not exempt from these challenges, as our Nominating and Executive Compensation Committee (the “NECC” or the “committee”) needed to structure appropriate compensation in an environment where executives would be changing titles and roles (and even employers), operational metrics would be difficult to measure for the Company, and there would be an enhanced need to use compensation to retain executives during a time of uncertainty and change. The NECC strove to balance these concerns while continuing the changes that had been put in place since fiscal 2013 to improve the linkage of executive officer compensation to shareholder value and to streamline executive compensation programs.

As a result of the Separation, the NECC decided to make a number of changes to prior executive compensation practice, including:

Base Salary. Traditionally, we set the salaries of our executive officers at the beginning of each fiscal year. In fiscal 2015, we set salaries at the start of the year, but then re-evaluated salary decisions in July 2015 as a result of changes to individuals’ titles, roles and responsibilities as a result of the Separation, which necessitated certain changes to executive officer compensation.

Annual Cash Bonus. Traditionally, we established an annual cash bonus program at the start of each fiscal year, to be measured at the conclusion of the fiscal year based on performance against metrics determined by the NECC. In fiscal 2015, due to the pending Separation, we established two separate cash bonus programs: one for the period prior to Separation (October 1, 2014 to June 30, 2015), based on performance of the Company including the Household Products business during that time period; and one for the period following Separation (July 1, 2015 to September 30, 2015), based on the performance of Edgewell as a stand-alone consumer products company during that period. Each program had its own metrics and payment mechanics. The NECC also established a separate program for our executive chairman when that role was created following the Separation, apart from the annual cash bonus program for our other executive officers.

Strategic Transaction Incentive Bonus. In fiscal 2014, in connection with the previously announced plan to spin-off the Company’s Household Products business and thereby create two independent, publicly traded companies, the NECC approved one-time Strategic Transaction Incentive Agreements with certain executives critical to the successful execution of the Separation, including Messrs. Sescleifer and Conrad and Ms. Sheldon. The agreements provided that upon the completion of the Separation, each recipient would be entitled to receive a special cash bonus, provided that each of them completed performance objectives related to execution of the spin-off. Upon the successful completion of the Separation on July 1, 2015, these bonuses became payable in full.

Restricted Stock Equivalent Awards. Traditionally, we have granted long-term incentive awards in the first quarter of the fiscal year and, in the past few fiscal years, we have increasingly awarded restricted stock equivalents tied to performance-based metrics to enhance the emphasis on Company performance. In November 2014, due to the pending Separation, the NECC determined to award only time-based restricted stock equivalents, reflecting its view that performance-based metrics would be overly speculative. In addition, in July 2015, the NECC determined to grant further long-term incentive awards of time-based restricted stock equivalents, in recognition of the efforts of the executive officers in executing the Separation, encouraging their retention during a period of change and uncertainty, and aligning their interests with those of the shareholders. In doing so, the NECC indicated its intention to not grant long-term incentive awards in November 2015, reflecting its view that the July 2015 grant represented an acceleration of what would otherwise have been granted at the start of the next fiscal year. Also, in connection with the Separation, the NECC determined that performance-based restricted stock equivalent awards granted in November 2013 would be converted upon completion of the Separation into time-based awards (at the target award amount), vesting in November 2016, due to the inability to measure the performance metrics following the Separation.

Option Awards. Prior to fiscal 2015, the NECC had not awarded stock options to executive officers since 2009. However, in July 2015, in connection with the Separation, in lieu of granting performance-based restricted stock equivalent awards, the NECC granted stock option awards to executive officers, as a means to recognize the efforts of the executive officers in executing the Separation, encouraging their retention during a period of change and uncertainty, and aligning their interests with those of the shareholders.

Elements of Compensation

The elements of our fiscal 2015 executive compensation program as well as the purpose of each item are shown in the following table:

Compensation Element	Description	Purpose
Base Salary	Annual fixed salary, payable in cash.	Helps attract and retain key individuals.
CashBonus (for the period from October 1, 2014 to June 30, 2015)

Bonuses are payable in cash upon achievement of pre-determined metrics including:

• Adjusted EPS Target

• Adjusted Operating Profit

• Three-Year Global Cost Savings

• Working Capital as a percent of Sales

Promotes achievement of Company performance goals in the period leading up to the Separation.
CashBonus (for the period from July 1, 2015 to September 30, 2015)	Bonuses are payable in cash upon achievement of pre-determined Adjusted Operating Profit metrics.	Promotes achievement of Company performance goals during the three-month interim period following the Separation.
StrategicTransaction Incentive Bonus	Cash bonus to certain executives critical to the successful execution of the Separation.	Promotes successful separation of the Household Products business from the Company.
RestrictedStock Equivalent Awards

Grants made in November 2014 vest on the second anniversary of the grant if the recipient remains employed with the Company.

Grants made in July 2015 vest in equal installments on each of the first three anniversaries of the grant if the recipient remains employed with the Company (except for those granted to our executive chairman, which vest in full on the third anniversary of the date of grant).

Performance-based awards granted in November 2013 were converted in July 2015 into time-based awards vesting in November 2016.

Provides a direct link to shareholder interests by tying a significant portion of executive’s personal wealth to the performance of our common stock. Vesting requirements help to retain key employees.
OptionAwards	Grants made in July 2015 vest in equal installments on each of the first three anniversaries of the grant if the recipient remains employed with the Company and have an exercise price equal to the closing market price on the date of grant ($100.68).	Provides a direct link to shareholder interests by tying a significant portion of executive’s personal wealth to the performance of our common stock. Vesting requirements help to retain key employees.
SupplementalRetirement Plans	Executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal statute.	Ensures that the executives receive the same relative value compared to other employees who are not subject to these limits.
Changeof Control Severance Agreements	Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated (or they resign for good cause) following a change of control of our Company.	Allows executives to make decisions focusing on the interests of shareholders while using a “double trigger” (a change of control plus termination) to avoid a windfall.

Objectives

The key objective of our compensation philosophy is to reward management based upon their success in increasing shareholder value. With a focus on achieving this overarching goal, the overall executive compensation program is designed to provide a compensation package that will enable us to attract and retain highly talented executives and maintain a performance-oriented culture.

Pay for Performance

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation opportunities targeted near the 50th percentile of our peer group.

In fiscal 2015, a significant portion of targeted compensation for our named executive officers, consisting of bonus, restricted stock equivalent awards, and option awards, was variable—not fixed—compensation, rewarding the named executive officers for the achievement of outstanding and sustained Company performance, which builds shareholder value. We believe this compensation structure offers high potential rewards for superior performance, and significantly lower compensation for results below target.

Competitive Total Compensation Package

Our executive officers are highly experienced, with average industry experience of over 20 years, and have been successful in diversifying our businesses, improving operating results and sustaining long-term adjusted growth in earnings per share (“EPS”). Because of management’s level of experience and successful track record, as well as the value of maintaining continuity in senior executive positions, particularly in light of the Separation, we view retention of key executives as critical to the ongoing success of our operations. Consequently, we:

•	target total compensation packages near the 50th percentile of our peer group of companies to help retain key executives and remain competitive in attracting new employees; and
•	establish vesting periods for our equity-based awards, to provide additional retention incentives.

Our executive compensation program also includes features to address other compensation-related issues such as retirement concerns of employees, which we believe have played an important role in our executive compensation structure.

Alignment with Shareholder Interests

A significant portion of our compensation program consists of equity grants that align our officers’ interests with those of shareholders by tying a significant portion of the officers’ compensation to the performance of our common stock.

In recent years, our incentive compensation program focused on a combination of short- and long-term profitability metrics and other metrics which motivate the achievement of the Company’s performance targets. During fiscal 2015, the long-term incentive plan performance restricted stock equivalents, granted in November 2012, did not vest, as neither the adjusted return on invested capital (“ROIC”) nor the adjusted cumulative earnings before interest, tax, depreciation and amortization (“EBITDA”) metrics were satisfied during the term of the performance period. Based on these performance metrics, the NECC determined that management should not receive payout from this long-term incentive compensation award, as management failed to provide the required return to the shareholders.

Alignment with shareholder interests was one of the key factors that the NECC considered in granting stock option awards in fiscal 2015, as the committee believed that the award of options at the then-current market price would align management with shareholder desire for stock price appreciation.

Implementation of the Compensation Program

Our Board of Directors has delegated authority to the NECC to approve all compensation and benefits for our executive officers. The committee sets executive salaries and bonuses, reviews executive benefit programs, including change in control severance agreements, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to executives under our Second Amended and Restated 2009 Incentive Stock Plan. For those employees below the executive officer level, compensation and benefits are determined by management of the Company, under a delegation of authority from the NECC.

To assist the NECC in evaluating our executive officer and director compensation programs, the committee has directly retained an independent consultant, Meridian Compensation Partners LLC (“Meridian”), which is asked to:

•	provide comparative market data for our peer group (and other companies, as needed) with respect to the compensation of the named executive officers as well as the outside directors;
•	analyze our compensation and benefit programs relative to our peer group;
•	assist in the evaluation and design of executive compensation arrangements as requested by the NECC; and
•	advise the committee on trends in compensation and governance practices and on management proposals with respect to executive compensation.

The NECC has reviewed the independence of Meridian and has determined that Meridian has no conflicts of interest. In particular:

•	Meridian does not provide any other services to the Company.
•	The committee has sole authority to retain or replace Meridian in its role as its consultant.
•	The committee regularly reviews the performance and independence of Meridian, as well as fees paid.
•	Management has retained a separate consultant, Towers Watson, which advises management (but not the committee) on market trends in executive compensation, provides ad hoc analysis and recommendations, and reviews and comments on compensation proposals.

We believe that having separate consultants promotes Meridian’s independence.

A representative of Meridian attends committee meetings as requested to serve as a resource on executive officer and director compensation matters. In order to encourage independent review and discussion of executive compensation matters, the committee meets with Meridian in executive session.

Meridian, with input from the committee, has developed a customized peer group of companies based on a variety of criteria, including consumer products businesses, businesses with a strong brand focus, competitors for executive talent, and similarly-sized businesses in terms of revenues and market capitalization.

Market compensation values are based, in part, on practices of the peer group. Total compensation opportunities are benchmarked against the 50th percentile of the peer group. The market comparison is made for each key component of compensation, including base pay, target annual bonus, target total cash compensation and grant-date value of long-term incentives.

The peer group utilized by Meridian, and approved by the NECC, at the beginning of fiscal 2015, prior to the Separation, for review of executive compensation consisted of the following companies. The industries in which the companies are engaged are noted: (1) household products; (2) personal care; (3) food and beverage; and (4) apparel.

Avery Dennison(1)	Del Monte Foods Company(3)	Hasbro(1)	NuSkin Enterprises(2)
Avon Products(2)	Elizabeth Arden(2)	The Hershey Company(3)	Revlon(2)
Brown-Forman(3)	Estee Lauder Companies, Inc.(2)	Masco Corporation(1)	S.C. Johnson & Son(1)
Church & Dwight(1)(2)	Fortune Brands Home & Security, Inc.(1)	Mattel, Inc.(1)	The Scott’s Miracle-Gro Company(1)
The Clorox Company(1)	Hallmark Cards(1)	Mead Johnson Nutrition Co.(3)	The Sherwin-Williams Company(1)
Colgate-Palmolive Company(2)	Hanesbrands(4)	Newell Rubbermaid(1)	Tupperware Brands Company(1)

The following table provides an overview of how we compared to our peer group companies based on revenue:

(in millions of dollars)	Revenue
75th Percentile	$7,422
50th Percentile	$5,325
25th Percentile	$3,134
Edgewell Personal Care Company (Fiscal 2014, not adjusted for Separation)	$4,448

In July 2015, following the Separation, the NECC approved a new peer group to be utilized by Meridian for its review of executive compensation to better measure compensation decisions against peers more appropriate to a smaller, consumer products focused company. This peer group consisted of the following companies:

Church & Dwight Co. Inc.	Coty Inc.	Elizabeth Arden, Inc.	Hanesbrands Inc.
Hasbro Inc.	International Flavors & Fragrances Inc.	Mead Johnson Nutrition Company	Newell Rubbermaid Inc.
Nu Skin Enterprises Inc.	Perrigo Company PLC	Prestige Brands Holdings, Inc.	Revlon, Inc.
Spectrum Brands Holdings, Inc.	The Clorox Company	Tupperware Brands Corporation

The following table provides an overview of how we compared to our peer group companies based on revenue:

(in millions of dollars)	FYE Revenue
75th Percentile	$4,498
50th Percentile	$4,061
25th Percentile	$2,588
Edgewell Personal Care Company (Fiscal 2015, adjusted for Separation)	$2,421

Results of 2015 Advisory Vote to Approve Executive Compensation

At our 2015 Annual Meeting of Shareholders on January 26, 2015, we submitted a proposal to our shareholders for a non-binding advisory vote on our fiscal year 2014 compensation awarded to our named executive officers. Our shareholders approved the proposal with approximately 85% of the votes cast in favor of the proposal. We believe that the outcome of our say-on-pay vote signals our shareholders’ support of the NECC’s approach to executive compensation, specifically our efforts to attract, retain, and motivate our named executive officers.

We were pleased with our shareholders’ support of our fiscal 2014 compensation program, and the committee continues to review our executive compensation practices to further align our compensation practices with our pay-for-performance philosophy and shareholder interests. We value the opinions of our shareholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Elements of Compensation

Base Pay

We benchmark base pay against our peer group annually as a guide to setting compensation for key positions, including the named executive officers, in the context of prevailing market practices. Our management and the committee believe an important reference point for base salaries is the 50th percentile for the peer group, but also that it is important to consider the interplay of all of the various components of total compensation as well as the individual’s performance.

At the beginning of each fiscal year, the committee establishes the salaries of the executive officers (other than the executive chairman and chief executive officer) based on recommendations of the chief executive officer. These recommendations are based on an assessment of the individual’s responsibilities, experience, and individual performance. Where the recommendations of the chief executive officer and the compensation consultant for the salaries of executives remain within the targeted range relative to the peer group, and the NECC concurs with the assessment of performance, the NECC has historically given considerable deference to the recommendations made by the chief executive officer, although the NECC has made adjustments to the recommendations when it feels such revisions are appropriate.

The salary of each of the chief executive officer and the executive chairman is set by the NECC, taking into account the recommendation of the committee’s compensation consultant. In connection with those reviews, Meridian, without input from management, provides the NECC with a range of possible salary and long-term incentive award levels. The NECC uses this information, along with its analysis of the performance and contributions of the chief executive officer and the executive chairman against performance goals, to determine an appropriate salary.

The NECC evaluated the annual base salaries of the individuals then serving as executive officers at its November 2014 meeting and set the base salaries at the start of fiscal 2015 of the following named executive officers as follows:

Mr. Klein	Chief Executive Officer	$1,100,000
Mr. Hatfield	President and Chief Executive Officer, Energizer Personal Care	$550,000
Mr. Sescleifer	Executive Vice President and Chief Financial Officer	$550,000
Mr. Conrad	Vice President, Human Resources	$390,000

The following individuals were not yet executive officers of the Company at the start of fiscal 2015, and as a result their salaries were determined by management of the Company effective November 1, 2014 as follows:

Ms. Sheldon	Vice President, Financial Planning & Analysis	$321,304
Mr. Robertson	Chief Marketing Officer, Energizer Personal Care	$418,729
Mr. VerNooy	Vice President, Global Operations, Research, Development & Engineering, Energizer Personal Care	$387,816

In their January 2015 meeting, the NECC decided to adjust Mr. Hatfield’s base salary, as the committee determined that his work and responsibilities for his pending role as Chief Executive Officer in the Company effective upon consummation of the Separation had accelerated. Mr. Hatfield’s base salary was increased to $700,000 effective March 1, 2015.

In their July 2015 meeting, following the completion of the Separation, the NECC re-evaluated the base salaries of the named executive officers, given their changes of titles and responsibilities as the Company became a stand-alone, personal care business, and set the base salaries of the named executive officers for the remainder of fiscal 2015 as follows (Mr. Sescleifer, having retired effective June 30, 2015, is not included):

Mr. Klein	Executive Chairman	$850,000
Mr. Hatfield	President and Chief Executive Officer	$900,000
Ms. Sheldon	Chief Financial Officer	$500,000
Mr. Conrad	Chief Administrative Officer	$390,000
Mr. Robertson	Chief Marketing Officer	$418,729
Mr. VerNooy	Vice President, Global Operations, Research, Development and Engineering	$387,816

Incentive Programs

The NECC has annually approved a two-tier incentive compensation structure for our key executives, consisting of an annual performance program, paid in cash, and a long-term performance program, generally paid in equity, such as restricted stock equivalents or stock options. Consistent with the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), awards to officers under our annual performance program are made under the terms of our shareholder-approved executive officer bonus plan, and the long-term performance awards are granted under the terms of our Second Amended and Restated 2009 Incentive Stock Plan.

Annual Cash Bonus Program

Annual cash bonuses to our named executive officers are based on a percentage of the executive’s annual salary, and adjusted based on performance on metrics determined by the NECC. For 2015, the annual cash bonus program consisted of two components, (a) a nine-month bonus program for the period up to the Separation (October 1, 2014 through June 30, 2015), and (b) a three-month bonus program for the period following the Separation (July 1, 2015 through September 30, 2015).

Nine-Month Bonus Program

Messrs. Klein, Hatfield, Sescleifer and Conrad

The nine-month bonus program for those serving as executive officers at the start of fiscal 2015 was designed to measure Company-wide performance against three metrics:

•	Adjusted EPS (40% of the bonus target);
•	Adjusted Operating Profit (40% of the bonus target); and
•	Company-wide Three-Year Global Cost Savings (20% of the bonus target).

The performance goals for each metric were set by the NECC at the beginning of the fiscal year. The committee assigned individual “bonus targets” to each of the executive officers, based upon individual performance and prevailing market practice information provided by the committee’s consultant. For the nine-month bonus program, the following “bonus targets,” defined as a percentage of the individual’s base pay for the term of the bonus program, were assigned to the following individuals then serving as executive officers at the NECC’s November 2014 meeting as follows:

•	Mr. Klein - 115%
•	Mr. Hatfield - 80%
•	Mr. Sescleifer - 80%
•	Mr. Conrad - 65%

In their January 2015 meeting, the NECC decided to adjust Mr. Hatfield’s bonus target, as the committee determined that his work and responsibilities for his pending role as Chief Executive Officer in the Company effective upon consummation of the Separation had accelerated. Mr. Hatfield’s bonus target was increased to 100% of his base salary effective March 1, 2015.

Under the cash bonus program, our named executive officers receive overall bonus payouts, if any, under the company performance metrics described below, and there is no individual performance component of the payout.

For the nine-month bonus program, the combined weighted payout ratio for each of these named executive officers was 125.9% of the target amount, based on outcomes under the following three performance metrics.

Adjusted EPS

Adjusted EPS means diluted earnings per share, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts and costs associated with restructurings.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

	Threshold	Target	Stretch

(40% of Bonus Target)	35% Payout	100% Payout	200% Payout
Adjusted EPS	$4.68	$5.20	$5.70

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC, in consultation with management, considered whether to adjust for the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of the effect of various events when determining the achievement of targets, primarily including: (i) costs associated with the Separation, (ii) the impact of the deconsolidation of our Venezuelan operations, and (iii) various restructuring, integration and transaction costs. The NECC reviewed the adjustments and determined Adjusted EPS for the nine-month period was $5.26, resulting in awards payable under the plan at 112% of target.

Adjusted Operating Profit

Adjusted Operating Profit means net earnings plus taxes and interest expense, subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts and costs associated with restructuring.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

	Threshold	Target	Stretch

(40% of Bonus Target)	35% Payout	100% Payout	200% Payout
Adjusted Operating Profit	$495 million	$550.2 million	$605.0 million

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC, in consultation with management, considered whether to adjust for the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of the effect of various events when determining the achievement of targets, primarily including: (i) costs associated with the Separation, (ii) the impact of the deconsolidation of our Venezuelan operations, and (iii) various restructuring, integration and transaction costs. The NECC reviewed the adjustments and determined Adjusted Operating Profit for the nine-month period was $551.7 million, resulting in awards payable under the plan at 102.7% of target.

Company-wide Three-Year Global Cost Savings

Our Company-wide Three-Year Global Cost Savings bonus metric was adopted by the NECC in support of Edgewell’s multi-year restructuring program. “Cost Savings” is defined as the gross project-to-date pre-tax expense reductions from specific actions taken by the Company as compared to the Company’s expenses in fiscal year 2014, through implementation of the action plans in areas approved by the Board of Directors. Examples of ways that these cost savings may be achieved include a reduction in personnel, a reduction in compensation or benefits, facility closings or consolidations, the combination of departments or cost centers, reductions in vendor or material costs, or a change to more efficient processes.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

	Threshold	Target	Stretch

(20% of Bonus Target)	35% Payout	100% Payout	200% Payout
Cost Savings	$40 million	$44 million	$60 million

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC, in consultation with management, reviewed the performance of the Company with respect to this metric and determined Cost Savings for the nine-month period were $75 million, in excess of the stretch target, resulting in awards payable under the plan at 200% of target.

Ms. Sheldon and Messrs. Robertson and VerNooy

The named executive officers who were not serving as executive officers at the start of fiscal 2015 participated in different nine-month bonus programs than that described above. Their performance metrics, performance goals for each metric and bonus targets as a percentage of base pay, were set by management at the beginning of the fiscal year.

Ms. Sheldon’s nine-month bonus program target was set at 50% of base pay for the term of the bonus program, and her program was designed to measure Company-wide performance against three metrics:

•	Adjusted Operating Profit (60% of the bonus target);
•	Company-wide Three-Year Global Cost Savings (20% of the bonus target); and
•	Managed Working Capital as a Percent of Sales (20% of the bonus target).

For the nine-month bonus program, the combined weighted payout ratio for Ms. Sheldon was 117% of the target amount, based on outcomes under the following three performance metrics.

With respect to Adjusted Operating Profit and Company-wide Three-Year Global Cost Savings, Ms. Sheldon had the same performance parameters as described above. Adjusted Operating Profit for the nine-month period was $551.7 million, resulting in awards payable at 102.7% of target, and Cost Savings for the nine-month period were $75 million, in excess of the stretch target, resulting in awards payable under the plan at 200% of target, as described above.

Managed Working Capital as a Percent of Sales means Average Net Working Capital divided by net sales for the performance period, as adjusted for the effect of restructuring events such as plant closings, sales of facilities or operations and business restructurings; and expressed as a percentage. “Average Net Working Capital” means, as of the end of the performance period, the average of the last four quarter end balances for each of (i) receivables, as reported, less the portion of accrued liabilities representing trade allowance, plus (ii) Inventories, as reported, minus (iii) accounts payable.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

	Threshold	Target	Stretch

(20% of Bonus Target)	35% Payout	100% Payout	200% Payout
Managed Working Capital as a Percent of Sales	15.9%	15.3%	14.6%

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

Managed Working Capital as a Percent of Sales for the nine-month period was 15.7%, resulting in awards payable under the plan at 76.7% of target.

Each of Mr. Robertson’s and Mr. VerNooy’s nine-month bonus program target was set at 55% of base pay for the term of the bonus program, and their nine-month bonus program was designed to measure performance, primarily at the Personal Care segment level, against three metrics:

•	Global Personal Care Operating Profit (60% of the bonus target);
•	Company-wide Three-Year Global Cost Savings (20% of the bonus target); and
•	Personal Care Managed Working Capital as a Percent of Sales (20% of the bonus target).

For the nine-month bonus program, the combined weighted payout ratio for Messrs. Robertson and VerNooy was 109.9% of the target amount, based on the outcomes under the following three performance metrics.

With respect to Company-wide Three-Year Global Cost Savings, Messrs. Robertson and VerNooy had the same performance parameters as described above. Cost Savings for the nine-month period were $75 million, in excess of the stretch target, resulting in awards payable under the plan at 200% of target, as described above.

Global Personal Care Operating Profit means the same as Adjusted Operating Profit as described above, but calculated only with respect to the performance of the Company’s Personal Care segment (not the Company as a whole), and was adjusted for the negative financial impact of (i) the deconsolidation of our Venezuelan operations and (ii) changes in foreign currency exchange rates.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

	Threshold	Target	Stretch

(60% of Bonus Target)	35% Payout	100% Payout	200% Payout
Global Personal Care Operating Profit	$366.3 million	$398.1 million	$426.0 million

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

Global Personal Care Operating Profit for the nine-month period was $398.6 million, resulting in awards payable under the plan at 101.80% of target.

Personal Care Managed Working Capital as a Percent of Sales means the same as Managed Working Capital as a Percent of Sales as described above, but calculated only with respect to the performance of the Company’s Personal Care segment (not the Company as a whole).

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

	Threshold	Target	Stretch

(20% of Bonus Target)	35% Payout	100% Payout	200% Payout
Personal Care Managed Working Capital as a Percent of Sales	17.8%	17.1%	16.3%

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

Personal Care Managed Working Capital as a Percent of Sales for the nine-month period was 17.7%, resulting in awards payable under the plan at 44.3% of target.

Three-Month Bonus Program

The three-month bonus program was designed to measure performance against one metric:

•	Adjusted Operating Profit (100% of bonus target).

The performance goals for this metric were set by the NECC at the beginning of the three-month period. The committee assigned individual “bonus targets” to each of the officers, based upon individual performance and prevailing market practice information provided by the committee’s consultant. For the three-month period, the following “bonus targets,” defined as a percentage of the individual’s base pay for the term of the bonus program, were assigned to the named executive officers (Mr. Sescleifer, having retired effective June 30, 2015, is not included; for Mr. Klein, see “Executive Chairman Bonus Program,” below):

•	Mr. Hatfield - 110%
•	Ms. Sheldon - 75%
•	Mr. Conrad - 65%
•	Mr. Robertson - 55%
•	Mr. VerNooy - 60%

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

	Threshold	Target	Stretch

(100% of Bonus Target)	35% Payout	100% Payout	200% Payout
Adjusted Operating Profit	$67.5 million	$75.0 million	$82.5 million

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

Adjusted Operating Profit for the three-month period was $62.2 million, below the threshold target. Since this amount was below the threshold goal, no bonus payments were made under this program to any of the named executive officers.

Executive Chairman Bonus Program

In their July 2015 meetings, the NECC and the Board adopted and approved a cash bonus program for Mr. Klein, in his role in the newly created position of executive chairman. This program runs for the period from July 6, 2015 through July 5, 2016. The committee set out the performance metrics underlying the bonus program for Mr. Klein. Mr. Klein’s bonus will be based on the earnings per share of the Company during the period of the bonus program, as may be adjusted to account for certain specified unusual or extraordinary items.

Mr. Klein will receive a bonus that will range from 80% of his base salary if threshold performance is achieved, to 125% of his base salary at target performance, and to a maximum of 175% of his base salary at stretch performance. In addition, the committee retained the discretion to adjust Mr. Klein’s bonus payment downward based on their evaluation of Mr. Klein’s individual performance in the following areas during the term of the bonus program: management development; mentoring; and external communication. The committee believes that these are the key factors in measuring Mr. Klein’s success in his new role as Executive Chairman.

Strategic Transaction Incentive Cash Bonus Program

In early 2014, in connection with the previously announced plan to spin-off the Company’s Household Products business and thereby create two independent, publicly-traded companies, the NECC approved the Company’s entry into Strategic Transaction Incentive Agreements with certain executives critical to the successful execution of the Separation. This included the following named executive officers: Mr. Sescleifer, Ms. Sheldon and Mr. Conrad. The individuals receiving awards were selected to participate due to the leadership role each of these individuals would play in the successful execution of the spin-off. The agreements provided that, upon the completion of the Separation, each recipient would be entitled to receive a special cash bonus, provided that each of them completed performance objectives related to the execution of the spin-off. The agreements contained non-compete provisions that prohibit the recipients from competing against the Company for one year after termination, as well as non-solicitation, non-interference and confidentiality obligations.

Upon the successful completion of the Separation on July 1, 2015, these bonuses became payable in full, as follows:

•	Mr. Sescleifer - $550,000
•	Ms. Sheldon - $311,946
•	Mr. Conrad - $390,000

Equity Awards (Restricted Stock Equivalents and Options)

Our Second Amended and Restated 2009 Incentive Stock Plan authorizes the NECC to grant various types of equity awards. Since 2005, the NECC has granted to key executives primarily restricted stock equivalent awards, consisting of performance-based awards and time-based awards. Performance-based restricted stock equivalent awards are tied to both achievement of Company performance targets over a set time period (for the Company, typically three years) and continued employment with the Company over the same period as conditions to vesting of the awards. Time-based restricted stock equivalent awards are tied solely to continued employment with the Company over a set time period as the condition to vesting of the awards.

However, in fiscal 2015, with the Separation scheduled to occur mid-year, the committee decided that restricted stock equivalent awards with long-term performance metrics would not be appropriate, as operational metrics would be difficult to measure for the Company in light of the Separation and there would be an enhanced need to retain executives at a time of uncertainty and change. Accordingly, the committee determined that a grant of time-based restricted stock equivalent awards with vesting over a three-year period and stock options with a three-year vesting term would be the best way to grant performance-related equity awards, as the value of these grants would be tied directly to enhancing shareholder value over the ensuing three year period. The committee determined that these grants were appropriate in recognition of the efforts of the executive officers in executing the Separation, encouraging their retention during a period of change and uncertainty, and aligning their interests with those of the shareholders.

Timing and Procedures for Grants

Other than in exceptional cases, such as the Separation, promotions or new hires, long-term incentive awards are generally granted in the first quarter of the fiscal year (October through December), at the time when salary levels and bonus programs for the new fiscal year are determined. The NECC and management have agreed that it is also an appropriate time to review and consider additional awards as part of the total compensation packages.

The size of equity awards for executive officers is based in part upon benchmarked data from our peer group provided by Meridian valued on the date of grant. The size of awards also reflects other factors, such as officers’ individual performance, current dilution rates, and the market run-rate for equity grants among the peer group.

The number of restricted stock equivalents and stock options awarded, as well as the mix between restricted stock equivalent and stock option awards and between time-based and performance-based restricted stock equivalent awards, are based on the amounts targeted to be delivered after the applicable vesting period, and the corresponding grant date value of the awards. The restricted stock equivalent awards are stock-settled at the time of vesting, when they convert into unrestricted shares of our common stock. Performance-based restricted stock awards are earned based on performance over the vesting period against pre-established goals, so that the earned award fluctuates directly with our performance against these goals. Upon vesting, stock option awards become exercisable for the purchase of shares of our common stock at a price per share established at the time of grant, so that the option will have no financial value unless the price of our common stock appreciates following the date of grant. The value of all of our equity awards fluctuate based on performance of the Company’s common stock over time. This combination of financial performance and stock price performance enhances alignment with shareholders.

The chief executive officer recommends to the committee the number of shares, options or share units to be awarded for each named executive officer (other than the chief executive officer and the executive chairman). With respect to awards to the chief executive officer and the executive chairman, Meridian, without input from the chief executive officer, executive chairman or other members of management, provides a range of potential awards to the NECC. However, the NECC considers alternatives outside the range and determines the award considering the competitive posture, performance of the Company, returns to shareholders and experience and effectiveness of the chief executive officer’s and executive chairman’s leadership, as well as the input from Meridian.

Performance Awards Vesting in 2015

In fiscal 2015, the three-year vesting period for performance awards granted in November 2012 ended. The committee determined that neither the adjusted return on invested capital nor the adjusted cumulative earnings before interest, taxes, depreciation and amortization metrics were satisfied during the term of the performance period and, as a result, none of these performance awards vested.

Restricted Stock Equivalent Grants during Fiscal 2015

The NECC approved the grant of restricted stock equivalent awards to the named executive officers at two separate times during fiscal 2015, in November 2014 and in July 2015.

In November 2014, the NECC granted the named executive officers (except Mr. Sescleifer) time-based awards, which vest two years from the date of grant and can increase in value if the Company’s stock price rises. The NECC awarded only time-based awards, and not performance-based awards, at this time because of the upcoming separation of the Household Products business from the Company and the resulting inability, in the committee’s view, to design appropriate three-year performance targets.

In July 2015, the NECC granted the named executive officers (except Mr. Sescleifer) additional time-based awards, in recognition of the efforts of the named executive officers in executing the Separation, encouraging their retention, and aligning their interests with those of the shareholders. These awards vest in equal installments on each of the first three anniversaries of the date of grant if the recipient remains employed with the Company; however, the awards granted at that time to Mr. Klein vest in full on the third anniversary of the date of grant. When making such grants, the NECC indicated their intention to not grant long-term incentive awards in November 2015, as they considered the July 2015 grant an acceleration of what would otherwise have been granted at the start of the next fiscal year.

The number of units granted to each named executive officer is shown in the “Grants of Plan-Based Awards” table.

Stock Option Award Grants during Fiscal 2015

In July 2015, following the Separation, the NECC, in lieu of granting performance-based restricted stock equivalent awards, approved the grant of stock option awards to the named executive officers (except Messrs. Klein and Sescleifer). The stock option awards vest in equal installments on each of the first three anniversaries of the date of grant if the recipient remains employed with the Company. Each option has an exercise price equal to the closing market price on the date of grant, which was $100.68. The NECC recognized that these options will have value only if the value of the Company’s stock price increases, and thus provides incentive to the named executive officers to increase shareholder value and to align their interests with those of the Company’s shareholders. The number of options granted to each named executive officer is shown in the “Grants of Plan-Based Awards” table.

Modification of Performance-Based Restricted Stock Equivalent Awards during Fiscal 2015

In fiscal 2015, the NECC determined that performance-based restricted stock equivalent awards granted in November 2013 would be converted upon completion of the Separation into time-based awards due to the inability to appropriately measure the performance metrics governing these awards following the Separation. These awards were converted, at the target award amount, effective July 1, 2015, and will vest in full in November 2016.

Supplemental Retirement Plans

In fiscal 2015, our named executive officers were covered, like other employees, by our defined benefit pension plan. As a qualified plan, it is subject to maximum pay and benefit limits under the tax rules. The pension restoration plan (the executive supplemental retirement plan) provides a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. Details of pension benefits under the pension restoration plan are set forth in the “Pension Benefits Table,” including the accompanying narrative.

Our named executive officers were also covered by our qualified defined contribution 401(k) plan, and entitled to a Company match on a portion of their deferrals to the plan. The amounts which may be deferred on a tax preferred basis into the qualified plan, as well as the amount of the matching contributions, are also subject to IRS limitations. We have also established supplemental plans to compensate executives for these limits. The excess 401(k) plan permits executives to defer any excess contributions and matching payments not permitted into the qualified 401(k) plan. According to market data provided by Meridian, these types of benefits are generally offered by our peer group described above, often with enhanced benefit formulas (which we do not provide).

Details of the excess 401(k) plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-qualified Deferred Compensation” table.

Effective January 1, 2014, the pension benefit earned to date by active participants under the Company’s legacy U.S. pension plan was frozen and future retirement service benefits are no longer accrued. The elimination of the U.S. pension benefit was partially offset by an increase in the Company match to contributions made by participants into our defined contribution and excess contribution 401(k) plans. When the pension plan was frozen, the pension restoration plan for executives was similarly frozen. Account balances in the pension plans are credited with interest based on the 30 year treasury rate measured in August of each year for the next plan year.

Sescleifer Departure

On August 14, 2014, we announced that Mr. Sescleifer planned to depart from the Company upon the completion of the Separation. In connection with his departure, Mr. Sescleifer and the Company entered into a Separation Agreement (the “Separation Agreement”) on February 27, 2015. The Separation Agreement, among other things, provided for:

•	vesting of a pro-rata portion of Mr. Sescleifer’s outstanding time-based restricted stock equivalents, based on his period of employment with the Company during the applicable three-year period, with the vesting of the time-based shares to occur on the applicable vesting dates of the awards and with shares of Company common stock issued upon vesting;

•	to the extent performance goals are met under the outstanding performance awards granted to Mr. Sescleifer, vesting of a pro-rata portion of the performance-based restricted stock equivalents, based on his period of employment with the Company during the applicable three-year period. The vesting of the performance-based shares will occur on the applicable vesting dates of the awards and shares of Company common stock will be issued upon vesting; and
•	to the extent that the goals under the Nine-Month Bonus Program for fiscal 2015 are met, a pro-rata allocation of such bonus.

The Separation Agreement also contained customary non-competition, non-solicitation and confidentiality provisions.

Mr. Sescleifer terminated his employment with the Company effective July 1, 2015. In addition, effective as of July 1, 2015, we terminated Mr. Sescleifer’s Amended Change of Control Employment Agreement dated January 26, 2009.

Severance and Other Benefits Following a Change of Control

Unlike many other public companies, we have not offered employment agreements to our executives. However, we have ongoing change of control agreements with each of our named executive officers, as discussed under “Potential Payments upon Termination or Change of Control.”

The change of control agreements are designed to provide executives with increased security in the event of a change of control, and allow them to weigh alternative future courses for the Company focused on the interests of shareholders. The NECC annually reviews the cost and the terms of the agreements in light of advice provided by Meridian, based upon surveys of Fortune 500 companies as well as our peer group, and its own internal data and expertise. We believe that the retention value provided by the agreements, and the benefit to us when the executive is provided the opportunity to focus on the interests of shareholders and not the executive’s own personal financial interests, outweighs the potential cost given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package;
•	Meridian has advised that the aggregate projected cost of the agreements is at the lower end of prevailing practice;
•	such costs will only be triggered if the new controlling entity involuntarily terminates the protected executives, or the executives are able to resign for good reason, during the protected period;
•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant benefit to the new controlling entity; and
•	the individuals with the agreements are carefully selected by the Board of Directors, and we believe they are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of any such transaction.

The NECC has, from time to time in the last several years, initiated further limitations on the benefits provided. In November 2011, the Board of Directors, upon the recommendation of the committee, adopted a policy pursuant to which we will not include tax gross-up payments relating to severance payments, and instead adopt the “best-of-net” approach for change in control employment agreements entered into with executive officers after that date. Of the named executive officers, Mr. Klein, Mr. Hatfield and Mr. Conrad have agreements including the prior tax gross-up treatment, and Ms. Sheldon, Mr. Robertson and Mr. VerNooy have agreements providing the best-of-net treatment. Mr. Sescleifer’s change of control agreement was terminated effective July 1, 2015.

Prior to the Separation, change of control agreements granted to executive officers had a three year term, with benefits generally covering a three year period. In connection with the Separation, the NECC and the Board of Directors determined that new executive officers receiving change of control agreements would have agreements with two year terms, with benefits generally covering a two year period. All of these agreements provide for automatic extension every year for an additional year unless the NECC elects to terminate an agreement at least 90 days prior to renewal. Of the named executive officers, Mr. Klein, Mr. Hatfield and Mr. Conrad have agreements with three year terms, and Ms. Sheldon, Mr. Robertson and Mr. VerNooy have agreements with two year terms. Mr. Sescleifer’s change of control agreement was terminated effective July 1, 2015.

A description of the projected cost, if a change of control were to have occurred on the last day of fiscal 2015 and all of the named executive officers were terminated on that date, is provided under “Potential Payments upon Termination or Change of Control.” Mr. Sescleifer departed the Company effective July 1, 2015 and his change of control agreement was terminated that date, and therefore he is not included in that section.

Perquisites

We offer a limited number of perquisites for our executive officers. Our Board of Directors has authorized the personal use of our Company-owned aircraft for up to 40 flight hours per year by our executive chairman, but does not permit reimbursement of taxes associated with his personal use of the aircraft. In fiscal 2015, the value of this perquisite to Mr. Klein was $121,613. The Board has also authorized individuals to bring family members and guests along on business flights. The remaining perquisites or executive benefits consist of the executive financial planning program, executive long-term disability plan, and executive excess liability plan. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the committee’s evaluation of the retentive value of these benefits.

Stock Ownership Requirements

Our stock ownership guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his base salary, and other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New executive officers are given a period of five years to attain full compliance with the guidelines.

For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents (other than equivalents subject to achievement of performance targets), and common stock or stock equivalents credited to an officer under our defined contribution 401(k) plan, our excess 401(k) plan, or our deferred compensation plan. As of September 30, 2015, each of our named executive officers was in compliance with these guidelines.

Trading in Edgewell Stock

Under our insider trading policy, directors, officers and employees or their designees are prohibited from engaging in speculative trading or hedging transactions in Edgewell securities, including prohibitions on:

•	investing or trading in market-traded options on Edgewell securities—i.e., puts and calls; or
•	purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or employee by Edgewell as part of the compensation of the employee or member of the Board of Directors; or (2) held, directly or indirectly, by the director, officer or employee; or
•	engaging in “short-sales” of Edgewell securities—i.e., selling Edgewell stock not owned at the time of the sale; or
•	speculating on relatively short-term price movements of Edgewell securities—i.e., engage in a purchase and sale of Edgewell stock within a short period of time.

The policy also prohibits engaging in any other transaction involving Edgewell securities that suggests the misuse of information that is unavailable to the general public.

Deductibility of Certain Executive Compensation

U.S. tax laws set a limit on deductible compensation of $1,000,000 per year per person for the chief executive officer and the next three highest paid officers (other than the chief financial officer). Performance-based awards, which meet certain requirements, are excluded when determining whether such an executive has received compensation in excess of this limit. The applicable plan provisions give the NECC authority to require the deferral of certain bonus and salary payments to such officers in order to preserve the deductibility of those payments. By making payments under the annual cash bonus program and annual restricted stock equivalent grants generally contingent upon achievement of shareholder-approved performance goals, such payments may be deductible under the U.S. tax laws. We believe a significant portion of the compensation paid to the named executive officers may remain deductible as performance-based awards under shareholder-approved plans in the future. However, the NECC reserves the flexibility to approve compensation arrangements that are not fully tax deductible where the NECC considers such arrangements to be appropriate and in the best interests of the Company.

The committee intends to continue to review and monitor its policy with respect to the deductibility of compensation.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

As stated above under “Corporate Governance, Risk Oversight and Director Independence—Risk Oversight and Risk Management—Compensation Policies and Practices Risk,” as part of its responsibilities, the Nominating and Executive Compensation Committee annually reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether, in its judgment, our compensation programs encourage risk-taking likely to have a material adverse effect on the Company. In particular, there are several design features of those programs that the committee believes reduces the likelihood of excessive risk-taking:

•	the executive compensation program design provides a balanced mix of cash and equity;
•	the executive compensation program design provides a balanced mix of annual and longer-term incentives;
•	for the executive compensation program, maximum payout levels for bonuses and performance awards are capped;
•	performance metrics for the executive compensation program are tied to key, auditable measures;
•	performance goals for the executive compensation program are set at levels that are sufficiently high to encourage strong performance, but within reasonably attainable parameters intended to discourage pursuit of excessively risky business strategies;
•	the NECC’s ability to exercise negative discretion under our executive compensation programs to reduce payments in certain circumstances when determining performance-based compensation; and
•	executive officers are subject to share ownership and retention guidelines.

The committee determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behavior that supports sustainable value creation.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Nominating and Executive Compensation Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent under the NYSE listing standards. The Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

Respectfully submitted,

John C. Hunter, III, Chairman

Carla C. Hendra

James C. Johnson

No portion of this Nominating and Executive Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of September 30, 2015:

Plan Category	(1) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below)
Equity compensation plans approved by security holders	1,219,371	$100.68	6,009,695
Equity compensation plans not approved by security holders	None	N/A	None
Total	1,219,371	$100.68	6,009,695

(1)	The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2015, includes 795,315 restricted stock equivalents which have been granted under the terms of the Company’s 2000 Incentive Stock Plan (pursuant to which no further equity awards may be made) and the Company’s Second Amended and Restated 2009 Incentive Stock Plan, and 424,056 stock option awards which have been granted under the terms of the Second Amended and Restated 2009 Incentive Stock Plan.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.

(3)	This number only reflects securities available under the Second Amended and Restated 2009 Incentive Stock Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 1.95 to 1 ratio.

SUMMARY COMPENSATION TABLE

This Summary Compensation Table sets forth information for compensation relating to fiscal 2015, 2014 and 2013. For a discussion of fiscal 2015 compensation, see “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Comp. (2)	Change in Pension Value and Non- qualified Deferred Comp. Earnings (5)	All Other Compensa- tion (6)	Total

David P. Hatfield (1) President & Chief Executive Officer	2015 2014 2013	$685,217 $547,897 $525,036	$0 $0 $0	$4,348,931 $881,949 $830,231	$3,599,990 $0 $0	$551,708 $732,666 $610,932	$98,813 $156,892 $153,189	$72,911 $91,120 $90,444	$9,357,570 $2,410,524 $2,209,832

Ward M. Klein (1) Executive Chairman & Former Chief Executive Officer	2015 2014 2013	$1,040,341 $1,100,000 $1,100,000	$0 $0 $0	$4,434,458 $4,565,157 $4,150,822	$0 $0 $0	$1,194,286 $2,157,584 $1,839,943	$697,505 $1,473,804 $0	$290,862 $333,893 $387,537	$7,657,452 $9,630,438 $7,478,302

Sandra J. Sheldon (1) Chief Financial Officer	2015	$363,188	$311,946	$1,613,612	$1,300,001	$140,923	$45,596	$28,095	$3,803,361

Daniel J. Sescleifer (1) Former Executive Vice President & Chief Financial Officer	2015 2014 2013	$414,577 $547,909 $525,002	$550,000 $0 $0	$0 $1,245,052 $1,037,726	$0 $0 $0	$415,397 $732,652 $610,892	$39,050 $104,429 $93,464	$82,483 $82,982 $86,973	$1,501,507 $2,713,024 $2,354,057

Peter J. Conrad (1) Chief Administrative Officer	2015	$390,002	$390,000	$1,380,359	$700,003	$239,330	$48,993	$45,597	$3,194,284

Wilbur A. Robertson (1) Chief Marketing Officer	2015	$417,713	$0	$933,286	$599,998	$189,895	$37,291	$50,105	$2,228,288

David S. VerNooy (1) Vice President, Global Operations, Research, Development & Engineering	2015	$386,874	$0	$933,287	$599,998	$175,875	$27,279	$53,021	$2,176,334

(1)	Mr. Klein became Executive Chairman on July 1, 2015 and Mr. Hatfield became Chief Executive Officer and President on that same date. Mr. Sescleifer retired on June 30, 2015 and Ms. Sheldon became Chief Financial Officer on July 1, 2015. Messrs. Conrad, Robertson and VerNooy assumed their current positions with the Company on July 1, 2015.
(2)	All awards under our annual cash bonus program are based upon achievement of Company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year under our annual cash bonus program have been included in the Non-Equity Incentive Plan Compensation column of this table. For Ms. Sheldon and Messrs. Sescleifer and Conrad, amounts paid pursuant to their one-time strategic incentive cash bonus program awards related to the Separation have been included in the Bonus column of this table.
(3)	The amounts listed for fiscal 2015 include compensation that vests over time, assuming that the officer remains employed with the Company.
(4)	The amounts listed for fiscal 2015 reflect the grant date fair value in accordance with FASB ASC Topic 718. Assumptions utilized in the calculation of these amounts are set forth in Note 12 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the 2015 fiscal year. No stock options were granted to the named executive officers during fiscal 2013 or 2014.
(5)	The amounts reported in this column consist of the aggregate changes in the actuarial present value of accumulated benefits under our retirement plan and the supplemental executive retirement plan, our pension restoration plan, which are our defined benefit pension plans described in the narrative to the Pension Benefits table. For the final average earnings formula benefit under the retirement plan, this amount reflects the difference in the calculated present value of the benefit during fiscal 2015. (To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan.)

(6)	The amounts reported in this column with respect to fiscal 2015 consist of the following:

Name	Company Matching Contributions SIP (i)	Company Matching Contributions ESIP (i)	Term Life Insurance Premiums (ii)	Personal use of Company Aircraft (iii)	Executive Financial Planning Program (iv)	Executive Excess Liability Plan (v)	Total
Mr. Hatfield	$18,577	$53,585	$53	$0	$0	$696	$72,911
Mr. Klein	$16,005	$145,955	$53	$121,613	$6,000	$1,236	$290,862
Ms. Sheldon	$6,844	$20,502	$53	$0	$0	$696	$28,095
Mr. Sescleifer	$15,875	$53,859	$53	$0	$12,000	$696	$82,483
Mr. Conrad	$9,204	$31,644	$53	$0	$4,000	$696	$45,597
Mr. Robertson	$13,692	$35,664	$53	$0	$0	$696	$50,105
Mr. VerNooy	$16,288	$35,984	$53	$0	$0	$696	$53,021

(i)	Company matching contributions or accruals in our savings investment plan and executive savings investment plan.

(ii)	Term life insurance premiums paid by the Company for the first $40,000 of coverage for each of the named executive officers.

(iii)	In fiscal 2015, Mr. Klein was authorized to use Company-owned aircraft for up to 40 hours of personal travel per year and for travel to meetings of other boards on which he may serve, and to permit, in limited situations, the personal use of the aircraft by officers and employees. See “The Board of Directors and Edgewell’s Corporate Governance—Director Compensation” for a description of the calculation of the incremental cost of these flights.

In fiscal 2015, the incremental cost to the Company of Mr. Klein’s personal use of our aircraft, on a variable cost basis, was $88,446, reflecting the assessed charge per flight hour for such use, and the approximate amount of disallowed federal tax deductions associated with such use was $33,167.

(iv)	We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums.

(v)	The Company pays the annual premium for a group policy providing each executive with personal excess liability coverage in excess of his or her primary personal liability insurance, the cost of which is borne by each executive.

The above list of perquisites does not include any contributions made by our charitable trust which may have been made at the request of any of the named executive officers. The trustees of that trust, who are employees of the Company, review requests for contributions to charitable organizations from employees, officers, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual. The Company will continue to honor requests under the charitable trust guidelines as long as funds exist in an appropriate level to do so.

GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal 2015 under two separate plans or programs:

•	potential cash awards under our annual cash bonus programs, dependent upon achievement of Company performance measures established at the beginning of the term of the programs, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Annual Cash Bonus Program;” and
•	restricted stock equivalent awards and stock option awards under the terms of our Second Amended and Restated 2009 Incentive Stock Plan, which include a time-vesting component, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards.”

The awards described in the following table do not reflect the conversion of awards granted prior to the Separation on July 1, 2015. See “Outstanding Equity Awards at Fiscal Year End” for a description of the conversion of awards that were granted prior to the Separation and the number of awards outstanding on September 30, 2015.

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Committee Action Date	Threshold $	Target $	Maximum $	All Other Stock Awards: Number of Shares of Stock(#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (8)
Mr. Hatfield	Bonus: Annl Perf (1)			$145,833	$416,667	$833,333
	Bonus: Interim Perf (2)			$86,625	$247,500	$495,000
	Perf Award: RSE (3)	11/13/14	11/3/14				8,884			$850,086
	Perf Award: RSE (4)	7/8/15	7/6/2015				36,026			$3,498,845
	Perf Award: Options (5)	7/6/15	7/6/2015					125,130	$100.68	$3,599,990
Mr. Klein	Bonus: Annl.Perf.(1)			$332,063	$948,750	$1,897,500
	Bonus: Exec Chairman Perf (6)			$680,000	$1,062,500	$1,487,500
	Perf.Award: RSE (3)	11/13/14	11/3/14				44,315			$4,240,024
	Perf.Award: RSE (7)	7/8/15	7/6/2015				2,002			$194,434
Ms. Sheldon	Bonus: Annl Perf (1)			$42,171	$120,489	$240,978
	Bonus: Interim Perf (2)			$21,086	$60,245	$120,489
	Perf Award: RSE (3)	11/13/14	11/3/14				3,658			$350,081
	Perf Award: RSE (4)	7/8/15	7/6/2015				13,010			$1,263,531
	Perf Award: Options (5)	7/6/15	7/6/2015					45,186	$100.68	$1,300,001
Mr. Sescleifer	Bonus: Annl.Perf.(1)			$115,500	$330,000	$660,000
Mr. Conrad	Bonus: Annl Perf (1)			$66,544	$190,126	$380,252
	Bonus: Interim Perf (2)			$22,181	$63,375	$126,751
	Perf Award: RSE (3)	11/13/14	11/3/14				7,316			$700,033
	Perf Award: RSE (4)	7/8/15	7/6/2015				7,005			$680,326
	Perf Award: Options (5)	7/6/15	7/6/2015					24,331	$100.68	$700,003
Mr. Robertson	Bonus: Annl Perf (1)			$60,454	$172,726	$345,452
	Bonus: Interim Perf (2)			$20,151	$57,575	$115,151
	Perf Award: RSE (3)	11/13/14	11/3/14				3,658			$350,081
	Perf Award: RSE (4)	7/8/15	7/6/2015				6,005			$583,205
	Perf Award: Options (5)	7/6/15	7/6/2015					20,855	$100.68	$599,998
Mr. VerNooy	Bonus: Annl Perf (1)			$55,991	$159,974	$319,948
	Bonus: Interim Perf (2)			$20,360	$58,172	$116,345
	Perf Award: RSE (3)	11/13/14	11/3/14				3,658			$350,081
	Perf Award: RSE (4)	7/8/15	7/6/2015				6,005			$583,205
	Perf Award: Options (5)	7/6/15	7/6/2015					20,855	$100.68	$599,998

(1)	These represent the amounts which potentially could have been earned under the fiscal 2015 cash bonus program for the nine-month period covering October 1, 2014 through June 30, 2015.

(2)	These represent the amounts which potentially could have been earned under the fiscal 2015 cash bonus program for the three-month period covering July 1, 2015 through September 30, 2015.

(3)	These restricted stock equivalents (time-vested) awarded on November 13, 2014, will vest two years from the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation” table.

(4)	These restricted stock equivalents (time-vested) awarded on July 8, 2015, will vest in three equal installments on each of the first three anniversaries of the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation” table.

(5)	These stock option awards will vest in three equal installments on each of the first three anniversaries of the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Option Awards” column of the “Summary Compensation” table. The exercise price of $100.68 per share reflects the closing price on July 6, 2015, the date of grant.

(6)	This represents the amounts which potentially could be earned under the executive chairman cash bonus program for the period July 6, 2015 through July 5, 2016.

(7)	These restricted stock equivalents (time-vested) awarded on July 8, 2015, will vest three years from the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation” table.

(8)	This represents the grant date fair value calculated in accordance with FASB ASC Section 718, excluding forfeiture assumptions. For time-vesting awards, the value includes 100% of such awards, with no reduction for potential forfeiture.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards have been granted to the named executive officers, and remain unvested, or, in the case of non-qualified stock options, unvested or unexercised, as of September 30, 2015.

•	Non-qualified stock options granting the right to acquire shares of our common stock at an exercise price equal to its closing price on the date of grant. These options become exercisable in equal installments on each of the first three anniversaries of the grant, and remain exercisable over the ten-year period following grant. Outstanding option awards are described under “Option Awards,” in the table below.

•	Restricted stock equivalents that vest over a period of time and at vesting convert into non-restricted shares of our common stock. As of September 30, 2015, we had outstanding unvested restricted stock equivalent awards with initial vesting terms of two years from the date of grant, three years from the date of grant and vesting in equal installments on each of the first three anniversaries of the date of grant. We also had outstanding as of September 30, 2015, outstanding unvested restricted stock equivalent awards that were initially issued based on performance-linked vesting conditions, but which were converted into time-based awards. See “Executive Compensation - Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards (Restricted Stock Equivalents and Options) – Modification of Performance-Based Restricted Stock Equivalent Awards during Fiscal 2015.” Unvested restricted stock equivalent awards are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below.

•	Restricted stock equivalents, the vesting of which is subject to the achievement of performance-linked vesting conditions. As of September 30, 2015, unvested performance awards granted in fiscal year 2013 remained subject to vesting based on achievement of adjusted return on invested capital (“ROIC”), cumulative adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and relative total shareholder return goals. The maximum equivalents that would vest under the performance-linked awards are included below under “Stock Awards—Equity Incentive Plan Awards — Number of Unearned Shares, Units or Other Rights That Have Not Vested.” Subsequent to September 30, 2015, the NECC determined that, as neither the ROIC nor the EBITDA metrics were satisfied during the term of the performance period, these performance awards would not vest. See “Executive Compensation - Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards (Restricted Stock Equivalents and Options) – Performance Awards Vesting in 2015.”

Non-qualified stock options, restricted stock equivalents, and performance awards were granted under the terms of the Company’s Second Amended and Restated 2009 Incentive Stock Plan.

In connection with the Separation, the NECC approved adjustments to the terms of unvested restricted stock equivalent awards for employees remaining with the Company to preserve the value of the award despite the dilutive effect of the spin-off of the Household Products business on the value of the Company’s common stock. The number of adjusted equivalents was calculated by (i) multiplying the original number of equivalents by the volume weighted average price (“VWAP”) of the Company’s common stock for the five trading days immediately preceding the Separation, then (ii) dividing the resulting total by the VWAP for the five trading days immediately following the Separation. VWAP was calculated by summing the dollars traded for every transaction (price times shares traded) during the applicable period and then dividing by the total shares traded for such period. The five-day pre-Separation VWAP was $134.18 and the five-day post-Separation VWAP was $99.93. Awards otherwise remained subject to the terms of the award agreements, including with respect to vesting, and any fractional shares resulting from the conversion were disregarded.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Hatfield	0	125,130	$100.68	7/5/2025	6,087 (3) 8,429 (4) 2,809 (5) 8,884 (6) 36,026 (7)	$496,699 687,806 229,214 724,934 2,939,722	14,203 (9)	$1,158,965
Mr. Klein	0	0	—	—	30,435 (3) 43,630 (4) 14,543 (5) 44,315 (6) 2,002 (8)	$2,483,496 3,560,208 1,186,709 3,616,104 163,363	71,014 (9)	$5,794,742
Ms. Sheldon	0	45,186	$100.68	7/5/2025	2,663 (3) 3,470 (4) 1,157 (5) 3,658 (6) 13,010 (7)	$217,301 283,152 94,411 298,493 1,061,616	6,214 (9)	$507,062
Mr. Sescleifer	0	0	—	—	6,471 (3) 6,332 (4) 2,108 (5)	$528,034 516,691 172,013	15,781 (9)	$1,287,730
Mr. Conrad	0	24,331	$100.68	7/5/2025	5,326 (3) 6,941 (4) 2,313 (5) 7,316 (6) 7,005 (7)	$434,602 566,386 188,741 596,986 571,608	12,428 (9)	$1,014,125
Mr. Robertson	0	20,855	$100.68	7/5/2025	3,043 (3) 3,470 (4) 1,157 (5) 3,658 (6) 6,005 (7)	$248,309 283,152 94,411 298,493 490,008	7,103 (9)	$579,605
Mr. VerNooy	0	20,855	$100.68	7/5/2025	3,043 (3) 3,470 (4) 1,157 (5) 3,658 (6) 6,005 (7)	$248,309 283,152 94,411 298,493 490,008	7,103(9)	$579,605
(1)	Represents stock options granted on 7/6/2015 which will vest one-third each on 7/6/2016, 7/6/2017 and 7/6/2018.
(2)	Values based on the closing price of the Company’s common stock on the NYSE on September 30, 2015 of $81.60.
(3)	Represents restricted stock equivalents granted on 12/10/2012 which will vest on 11/5/2015. As of the date of this proxy statement, these have vested.
(4)	Represents restricted stock equivalents granted on 11/6/2013 which will vest on the date the Company releases its earnings for fiscal year 2016.
(5)	Represents restricted stock equivalents granted on 11/6/2013 which will vest on 11/6/2016.
(6)	Represents restricted stock equivalents granted on 11/13/2014 which will vest on 11/13/2016.
(7)	Represents restricted stock equivalents granted on 7/8/2015 which will vest one-third each on 7/8/2016, 7/8/2017 and 7/8/2018.
(8)	Represents restricted stock equivalents granted on 7/8/2015 which will vest in full on 7/8/2018.
(9)	Represents performance based units issued on 12/10/2012 with vesting on 11/13/2015 if the criteria are met. While these awards were unvested at fiscal year-end, as of the date of this proxy statement, it has been determined that the criteria were not met and these awards have been cancelled.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($)
Mr. Hatfield	10,000	$581,278	15,027		$1,870,412
Mr. Klein	38,000	$2,590,840	64,976		$8,087,568
Ms. Sheldon	10,000	$643,867	8,529		$1,061,065
Mr. Sescleifer	0	0	30,603	(2)	$3,426,921
Mr. Conrad	0	0	9,747		$1,213,210
Mr. Robertson	0	0	7,716		$960,411
Mr. VerNooy	8,000	$559,351	8,123		$1,011,070

(1)	In fiscal 2015, the time-based restricted stock equivalents granted to each of the officers in fiscal 2012 vested in accordance with the terms of the awards.

On 11/12/14, 126% of target of the performance restricted stock equivalent awards granted in fiscal 2012 vested in accordance with the terms of the award agreements based on adjusted EPS growth for the period October 1, 2011 through September 30, 2014 of 8.3%.

Upon vesting the equivalents converted into shares of our common stock which were then issued to the officers free of any restrictions. However, if any officer elected in advance to defer receipt of the shares of common stock, conversion will not occur until the officer retires or otherwise terminates his employment with us.

(2)	At the election of Mr. Sescleifer, 14,377 of these shares were deferred until his retirement or other termination of employment from the Company. Pursuant to Mr. Sescleifer’s Separation Agreement with the Company, upon his departure from the Company effective July 1, 2015, the vesting of 15,576 restricted stock equivalents was accelerated. Both the deferred shares and the shares for which vesting was accelerated will not be released to Mr. Sescleifer until the required six month delay period has expired. See “Compensation Discussion and Analysis – Elements of Compensation – Sescleifer Departure” and “Non-Qualified Deferred Compensation.”

PENSION BENEFITS

Prior to January 1, 2014, our retirement plan covered essentially all U.S. employees after one year of service. As of December 31, 2013, which was the end of the first quarter of our fiscal 2014, the plans were frozen and future retirement service benefits are no longer accrued under this retirement program. The freeze includes both the qualified and non-qualified plans.

The Retirement Accumulation Account (“RAA”) that was effective from January 1, 2010 to December 31, 2013, included the future retirement benefits of the active participants in our qualified defined benefit pension plan, including the named executive officers, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that was reset annually. As a transition for older/longer-tenured employees, who may have had less time to adjust their retirement planning, including the named executive officers with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009, such employees received an additional monthly credit equal to 2% of eligible benefit earnings for each month, and employees with age and years of service totaling 75 or more as of December 31, 2009, received an additional credit equal to 4% of their eligible benefit earnings for each month. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with the Company).

The defined benefit plan has used the following other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009:

•	Final Average Pay (FAP). The traditional FAP benefit provides 1.5% of five-year average “annual earnings” multiplied by a participant’s years of service (to a maximum of 40 years), reduced by a Social Security offset. Before it was frozen, the FAP formula was applicable to Mr. Klein.
•	Pension Equity (PEP) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three year vesting period. PEP was applied for all of our named executive officers except for Mr. Klein.
•	PensionPlus Match Account (PPMA). The PPMA generally provided a 325% match under our retirement plan to those participants who made an after-tax contribution of 1% of their annual earnings to our savings investment plan. To the extent an officer’s PPMA benefit was unavailable due to the IRC limits, the benefit was restored under our excess 401(k) plan and not the pension restoration plan for executives. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was eliminated for all employees as of the end of calendar year 2009.
•	Warner-Lambert Benefit. Executives who were participants in the Warner-Lambert Plan on March 28, 2003 have frozen benefits that were transferred to our retirement plan. This benefit applies to Messrs. Robertson and VerNooy.

The RAA, PEP and PPMA all continue to receive interest credits from January 1, 2010 to the date the benefits commence.

We do not have specific policies with regard to granting extra years of credited service, but we generally have not granted such extra credited service. However, the change of control employment agreements, described under “Potential Payments Upon Termination or Change of Control” below, do provide, for purposes of determining the amounts to be paid under the retirement plan and the pension restoration plan, that the officers’ respective years of service with us, and their respective ages, will be deemed increased by one to three additional years if they are involuntarily terminated at any time prior to the expiration of the protected period under the agreements.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Hatfield	Edgewell Personal Care Retirement Plan	28.08	$840,111	$0
	Edgewell Personal Care Supplemental Executive Retirement Plan	27.08	$1,939,923	$0
Mr. Klein	Edgewell Personal Care Retirement Plan	34.33	$1,629,679	$0
	Edgewell Personal Care Supplemental Executive Retirement Plan	33.33	$12,589,731	$0
Ms. Sheldon	Edgewell Personal Care Retirement Plan	27.33	$846,910	$0
	Edgewell Personal Care Supplemental Executive Retirement Plan	26.33	$467,483	$0
Mr. Sescleifer	Edgewell Personal Care Retirement Plan	13.17	$454,281	$0
	Edgewell Personal Care Supplemental Executive Retirement Plan	12.17	$785,779	$0
Mr. Conrad	Edgewell Personal Care Retirement Plan	19.17	$621,134	$0
	Edgewell Personal Care Supplemental Executive Retirement Plan	18.17	$691,238	$0
Mr. Robertson	Edgewell Personal Care Retirement Plan	25.42	$1,003,337	$0
	Edgewell Personal Care Supplemental Executive Retirement Plan	24.42	$337,199	$0
Mr. VerNooy	Edgewell Personal Care Retirement Plan	27.00	$853,596	$0
	Edgewell Personal Care Supplemental Executive Retirement Plan	9.75	$273,425	$0

(1)	The number of years of credited service reflects years of actual service. For Messrs. Klein, Hatfield and Conrad and Ms. Sheldon, 14 of the years shown were with us and the remaining years were with Ralston Purina Company, our former parent. For Messrs. Robertson and VerNooy, the number of years of credited service reflects 10 years with us and the remaining years with Warner-Lambert LLC. In February 2009, in order to reduce cash outlays and bolster the Company’s compliance with its debt covenants, the committee, on a one-time basis, suspended accrual of benefits for officers in the pension restoration plan for the calendar year, and in lieu of those and other benefits, each officer was granted a 2009 performance award.

(2)	Based on age, benefits are available without reduction. Assumptions utilized in the valuations are set forth in “Note 11. Retirement Plans” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2015.

NON-QUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, non-qualified plan, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash bonus deferred until their retirement or other termination of employment, or for a shorter, three-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited, at the election of the executive, into:

•	the Company’s common stock unit fund, a stock equivalent fund, with returns (based on stock price appreciation/decline) during fiscal 2015 of -9.14%, or
•	a prime rate fund, which credits account balances at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2015, the rate credited under this fund was 3.25%.

Interest equivalents are credited on a daily basis to the prime rate fund, and dividends and other earnings are credited to the Vanguard tracking funds and the Company common stock unit fund at the time, and to the extent, that they are paid with respect to the actual Vanguard funds or with respect to Company shares, respectively. Units in the Vanguard tracking funds and Company common stock unit fund can also appreciate in value as our common stock, or the underlying Vanguard funds, appreciate in value. All Vanguard tracking funds, other than the prime rate fund, and the Company stock fund were eliminated from the deferred compensation plan on November 14, 2014 for all non-director participants. The Company stock fund was eliminated from the executive savings investment plan on December 15, 2014.

Until January 2013, deferrals of cash bonuses into the Company common stock unit fund during each calendar year were increased by a 25% match from the Company (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least a year). Vesting will accelerate upon an executive’s retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of the Company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our Board, or (iii) a majority of the continuing directors approve a declaration that a change of control has occurred). Effective January 1, 2013, executives no longer have the opportunity to defer portions of their salary and bonus compensation under the Company’s deferred compensation plan, or to receive a Company match on the qualifying portion of the deferral.

Deferrals and vested Company matches may be transferred to different investment options at the executive’s discretion consistent with our policies related to share ownership and insider trading. Account balances for executives who were employed at our former parent, Ralston Purina Company, prior to our spin-off in 2000, also generally include amounts credited during that prior employment. Ralston assigned liability for such amounts to us in the spin-off of our Company from Ralston. Long-term deferrals in the plan may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our executive savings investment plan, our excess 401(k) plan, amounts that would be contributed, either by an executive or by the Company on the executive’s behalf, to our qualified defined contribution plan (the savings investment plan) but for limitations imposed by the IRC, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions, and Company contributions, in the form of stock equivalents or in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our qualified savings investment plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or ten annual installments, following retirement or other termination of employment. The Company stock fund was eliminated from the executive savings investment plan on December 15, 2014.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)

Mr. Hatfield	Deferred Compensation Plan	$0	$0	$304,331	$0	$9,305,054
	Executive S.I.P.	$85,073	$53,585	($13,435)	$0	$1,020,737
	Deferred Vested Stock Equiv.(4)	$0	$0	($492,081)	$0	$4,454,436
	Total	$85,073	$53,585	($201,185)	$0	$14,780,227

Mr. Klein	Deferred Compensation Plan	$0	$0	($787,342)	$0	$24,052,207
	Executive S.I.P.	$191,875	$145,995	($112,105)	$0	$4,128,966
	Deferred Vested Stock Equiv.(4)	$0	$0	($1,663,070)	$0	$15,071,070
	Total	$191,875	$145,995	($2,562,517)	$0	$43,252,243

Ms. Sheldon	Deferred Compensation Plan	$0	$0	$121,451	$0	$3,869,162
	Executive S.I.P.	$57,756	$20,502	($5,604)	$0	$409,715
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$57,756	$20,502	$115,847	$0	$4,278,877

Mr. Sescleifer	Deferred Compensation Plan	$0	$0	$98,851	$1,620,823	$1,995,813
	Executive S.I.P.	$451,700	$53,859	($93,893)	$131,230	$2,729,714
	Deferred Vested Stock Equiv.(4)	$1,789,506	$0	($710,720)	$0	$6,073,883
	Total	$2,241,206	$53,859	($705,762)	$1,752,053	$10,799,410

Mr. Conrad	Deferred Compensation Plan	$0	$0	$219,698	$0	$6,999,473
	Executive S.I.P.	$58,715	$31,645	($35,540)	$0	$542,584
	Deferred Vested Stock Equiv. (4)	$0	$0	($37,182)	$0	$338,196
	Total	$58,715	$31,645	$146,976	$0	$7,880,253

Mr. Robertson	Deferred Compensation Plan	$0	$0	$152,963	$0	$4,739,355
	Executive S.I.P.	$138,018	$35,664	($29,920)	$0	$843,618
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$138,018	$35,664	$123,043	$0	$5,582,973

Mr. VerNooy	Deferred Compensation Plan	$0	$0	$53,236	$0	$1,695,378
	Executive S.I.P.	$63,322	$35,984	($20,036)	$0	$406,602
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$63,322	$35,984	$33,200	$0	$2,101,980
(1)	In fiscal year 2015, our officers were no longer eligible to contribute to the deferred compensation plan.

The officer contributions to our executive savings investment plan during fiscal 2015 consist of deferrals of salary earned with respect to fiscal 2015.

The officer contributions of vested stock equivalents during fiscal 2015 consist of vested but deferred restricted stock equivalents granted in previous years. The values shown are as of the date of vesting.

(2)	Our contributions to our executive savings investment plan consist of Company contributions which would have otherwise been contributed to the savings investment plan but for limitations imposed by the IRS. These amounts, in their entirety, are included in the “All Other Compensation” column of the “Summary Compensation Table.”

(3)	Aggregate earnings/(losses) shown in this column consist of:

•	amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment funds offered under our savings investment plan, a qualified 401(k) plan,

•	in the case of the prime rate option of our deferred compensation plan, the actual fund return rates,

•	the appreciation or depreciation in value of each of the investment options in the plans between October 1, 2014 and September 30, 2015,

•	in the case of the Company common stock unit fund, earnings credited for dividends paid on the Company common stock, and

•	the appreciation or depreciation in value of vested restricted stock equivalents (see footnote 4 below) plus earnings credited for dividends paid on the Company common stock between October 1, 2014 and September 30, 2015, or from the date of vesting and September 30, 2015, for awards vesting and deferred during the fiscal year.

The above-market portion of interest on the prime rate option (in excess of 120% of the APR) is set forth in the column titled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” of the “Summary Compensation Table.”

(4)	The officers have from time to time elected to defer conversion of vesting restricted stock equivalents until their termination of employment from the Company. The total equivalents deferred for each officer is as follows:

•	Mr. Hatfield – 52,238 equivalents;

•	Mr. Klein – 176,599 equivalents;

•	Mr. Sescleifer – 72,012 equivalents; and

•	Mr. Conrad – 3,943 equivalents.

The values shown are as of September 30, 2015.

(5)	Of the aggregate balances shown in this column, with respect to the deferred compensation plan, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for previous annual meetings:

•	Mr. Hatfield - $2,765,914;

•	Mr. Klein - $13,923,523;

•	Mr. Sescleifer - $5,526,807; and

•	Mr. Conrad - $494,167.

The balances in that plan for each of the officers also include amounts deferred by them, Company matching deferrals, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table,” and for Messrs. Klein, Hatfield and Conrad and Ms. Sheldon, include amounts deferred under the terms of the Ralston Purina Company deferred compensation plan, the liabilities of which were assumed by us at the time of our spin-off. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column, with respect to our executive savings investment plan, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for prior years:

•	Mr. Hatfield - $442,649;

•	Mr. Klein - $1,877,662;

•	Mr. Sescleifer - $1,344,557; and

•	Mr. Conrad - $42,688.

The balances in that plan for each of the officers also include amounts contributed by them, Company matching contributions, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table.” The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column with respect to the vested stock equivalents set forth in footnote (4) above, the following number of equivalents were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for the years when the awards were granted (as adjusted in connection with the Separation as described in “Outstanding Equity Awards at Fiscal Year End”):

•	Mr. Hatfield – 44,328 equivalents;

•	Mr. Klein – 176,599 equivalents;

•	Mr. Sescleifer – 52,709 equivalents; and

•	Mr. Conrad – 3,943 equivalents.

The balances for each of the officers also include vested but deferred equivalents granted in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers, nor do we have executive severance plans or programs. However, equity awards under our Second Amended and Restated 2009 Incentive Stock Plan and our deferred compensation plan provide for acceleration of vesting of certain awards in the event of certain terminations of employment. In addition, we have entered into change of control employment agreements with our named executive officers and certain of our other key employees which provide for severance compensation, acceleration of vesting, tax reimbursement, where applicable, and continuation of benefits upon qualified termination of employment following a change of control.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change in control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

Mr. Sescleifer is not included in the information below as he terminated his employment with the Company effective July 1, 2015, and his change of control employment agreement was also terminated effective that date. See “Compensation Discussion and Analysis – Elements of Compensation – Sescleifer Departure” above.

The information is based on the following assumptions:

•	the event of termination (death, permanent disability, involuntary termination without cause, or voluntary termination), or a change of control of the Company, occurred on September 30, 2015, the last day of our fiscal year;

•	the market value of our common stock on that date was $81.60 (the actual closing price on September 30, 2015);

•	each of the officers were terminated on that date; and

•	corporate and individual federal tax rates were 39.6%, Missouri state tax rate was 6%, Connecticut state tax rate was 6.7% and FICA was 2.35%.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees—such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our pension restoration plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay.

The information below also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, or vested stock equivalents that would be issued, all as described in the “Non-qualified Deferred Compensation” table, except to the extent that an officer is entitled to an accelerated benefit as a result of the termination. Any acceleration of equity awards would also include acceleration of any dividends payable with respect to such awards.

Death, Disability or Termination of Employment (Other Than Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination other than for cause (defined as termination for gross misconduct), and, in some cases, retirement, the following plans or programs provide for acceleration of certain awards. Awards are accelerated on a pro rata basis for retirement after attainment of age 55 with 10 years of service if granted 12 or more months prior to retirement date. No awards are accelerated upon other voluntary termination or involuntary termination for cause.

	Involuntary Termination	Death	Disability	Retirement After Age 55 with 10 years of service
Three-year restricted stock awards granted 12/10/12	Forfeited	Accelerated	Forfeited	Forfeited
Three-year restricted stock awards granted 11/6/13	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year restricted stock awards granted 11/13/14	Forfeited	Accelerated	Accelerated	Forfeited (granted within 12 months)
Three year restricted stock awards granted 7/8/15 and stock options granted 7/6/15	Forfeited	Accelerated	Accelerated	Forfeited (granted within 12 months)
Three-year performance awards granted 12/10/12 *	Forfeited	Accelerated	Forfeited	Forfeited
Three-year performance awards granted 11/6/13 and converted to restricted stock awards	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Unvested 25% Company match	Accelerated	Accelerated	Accelerated	Accelerated

* These awards were unvested at fiscal year-end. However, as of the date of this proxy statement, these awards have been cancelled.

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten year period, commencing six months from the date of termination.

In the event an officer’s employment is terminated due to permanent disability, he or she may also be entitled to benefits under our executive long-term disability plan, which pays a supplemental benefit equal to 66 2/3% of the amount by which the officer’s previous year’s salary and bonus exceeded $240,000. (Amounts below that figure are covered by our long-term disability plan, available generally to salaried U.S. employees.) As noted in the “Summary Compensation Table,” the Company pays the premiums for $40,000 of term life insurance for all U.S. employees, including the named executive officers.

The value of awards which would be accelerated for our named executive officers upon death, disability or retirement as of September 30, 2015 is shown in the following chart. The value of accelerated restricted stock equivalents (both performance- and time-based) and 25% Company match for deferred annual bonus amounts reflects a stock price of $81.60. Stock market changes since September 30, 2015 are not reflected in these valuations.

Accelerated Awards
Officer Termination Events	Restricted Stock Equivalents, Including Three-Year Performance Awards		Unvested 25% Company Match		Total
Mr. Hatfield: 1 Mr. Hatfield: 2 Mr. Hatfield: 3 Mr. Hatfield: 4	$ $ $ $	5,744,270 4,620,897 0 578,304	$ $ $ $	0 0 0 0	$ $ $ $	5,744,270 4,620,897 0 578,304
Mr. Klein: 1 Mr. Klein: 2 Mr. Klein: 3 Mr. Klein: 4	$ $ $ $	14,034,182 8,526,384 0 2,900,894	$ $ $ $	0 0 0 0	$ $ $ $	14,034,182 8,526,384 0 2,900,894
Ms. Sheldon: 1 Ms. Sheldon: 2 Ms. Sheldon: 3	$ $ $	2,245,286 1,753,824 0	$ $ $	79,336 79,336 79,336	$ $ $	2,324,622 1,833,160 79,336
Mr. Conrad: 1 Mr. Conrad: 2 Mr. Conrad: 3 Mr. Conrad: 4	$ $ $ $	2,938,939 1,956,019 0 476,209	$ $ $ $	107,488 107,488 107,488 107,488	$ $ $ $	3,046,427 2,063,507 107,488 583,697
Mr. Robertson: 1 Mr. Robertson: 2 Mr. Robertson: 3 Mr. Robertson: 4	$ $ $ $	1,743,945 1,182,216 0 238,106	$ $ $ $	0 0 0 0	$ $ $ $	1,743,945 1,182,216 0 238,106
Mr. VerNooy: 1 Mr. VerNooy: 2 Mr. VerNooy: 3 Mr. VerNooy: 4	$ $ $ $	1,743,945 1,182,216 0 238,106	$ $ $ $	0 0 0 0	$ $ $ $	1,743,945 1,182,216 0 238,106

Termination Events:

1—Death.

2—Permanent disability.

3—Involuntary termination of employment other than for cause.

4—Retirement following attainment of age 55 with 10 years of service, 12 months after date of grant.

Change of Control of the Company

Our change of control employment agreements with each of the named executive officers have a term of either two or three years from their effective date (which term is automatically extended every year beginning the first year for an additional year unless our Nominating and Executive Compensation Committee elects to terminate an agreement at least 90 days prior to renewal). Each of Messrs. Hatfield, Klein and Conrad have agreements with three year terms, while each of Ms. Sheldon, Messrs. Robertson and VerNooy have agreements with two year terms. Each of these agreements provides that the officer will receive severance compensation in the event of his or her involuntary termination (including voluntary termination for “good reason”), other than for cause, within two years (for two year agreements) or three years (for three year agreements) following a change in control of the Company.

“Termination for cause” means a termination for willful breach of, or failure to perform, employment duties.

“Good reason” means, among other things, certain changes in the officer’s status or duties, failure to pay certain compensation or awards or benefits, relocation of his or her office, or improper termination.

“Change of control” includes, among other things, acquisition of specified amounts of shares by any person, certain changes in the composition of our incumbent Board of Directors, approval of business combinations under certain circumstances, or other matters approved by our Board.

Under the agreements, upon a change of control, each officer, even if not terminated, will receive a pro rata annual bonus (equal to the greater of either the target bonus for the year in which the change of control occurred, or the actual bonus for the preceding year) for the portion of the year occurring prior to a change of control.

The agreements also provide that upon a change of control, outstanding equity awards held by each officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control”. Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock. The terms of our outstanding equity awards vary as to the portion of the unvested award that will accelerate and vest upon a change of control, as indicated below:

Three-year performance awards granted 12/10/12 *	If a change of control occurs, awards will vest at the greater of (i) 100% of the performance equivalents granted at target, or (ii) the percentage of total performance equivalents which would have vested had the performance period ended on the date the change of control occurs and the extent to which performance goals have been met.
Three-year time-based awards granted 12/10/12, 11/6/13, 7/8/15; two-year time-based awards granted 11/13/14; stock options granted 7/6/15; and 11/6/13 performance awards converted to time based awards	100% vest upon change of control

*These awards were unvested at fiscal year-end. However, as of the date of this proxy statement, these awards have been cancelled.

If the officer is terminated within 24 months (for two year agreements) or 36 months (for three year agreements) of the change of control, the severance compensation payable under the agreements consists of:

•	a lump sum payment in an amount equal to two times (for two year agreements) or three times (for three year agreements) the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control);
•	a pro rata portion of the officer’s target annual bonus for the year of termination;
•	lump-sum retirement plan payments representing the additional years of age and service credits equal to the severance period;
•	the continuation of other health, dental and welfare benefits for a period of two years (for two year agreements) or three years (for three year agreements) following the officer’s termination; and
•	Company match on retirement plan payments for the severance period.

No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. For a period of two years (for two year agreements) or three years (for three year agreements) following termination of employment, the officers are each bound by a covenant not to compete, a non-solicitation covenant, and a covenant of confidentiality.

For Messrs. Hatfield, Klein and Conrad, in the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will, if total benefits payable to the officer are within 10% of the threshold for benefits at which the excise tax is triggered, reduce benefits to the point at which the tax will no longer be due, or, if total benefits are in excess of 10% of the threshold, reimburse the officer for the amount of such tax, including any excise or income taxes associated with such reimbursement. For Ms. Sheldon and Messrs. Robertson and VerNooy, in the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will reduce the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.

Payments of cash would be made in a lump sum no sooner than six months following termination of employment, and benefits would be provided for a two year period (for two year agreements) or a three year period (for three year agreements) following termination, or if such continuation of benefits would not be possible under our benefit programs, the value of such benefits would also be paid in lump sum no sooner than six months following termination.

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents, performance awards and 25% Company match reflects a stock price of $81.60 (the closing price of our common stock on September 30, 2015). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2015 are not reflected in these valuations.

	Accelerated or Additional Benefits – Termination following Change of Control
	Cash Severance	Retirement Benefits	25% Company Match	Restricted Stock Equivs., Three-Year Performance Awards	Benefits	Excise Tax Gross-Up/ Reduction	Total
Mr. Hatfield	$6,748,941	$340,200	$0	$5,744,270	$84,840	$3,944,709	$16,862,960
Mr. Klein	$8,566,733	$380,700	$0	$14,034,182	$60,981	$0	$23,042,596
Ms. Sheldon	$1,878,598	$105,000	$79,336	$2,245,286	$13,504	$0	$4,321,724
Mr. Conrad	$2,513,799	$115,830	$107,488	$2,938,939	$84,840	$0	$5,760,896
Mr. Robertson	$1,854,283	$77,884	$0	$1,743,945	$56,560	$0	$3,732,672
Mr. VerNooy	$1,799,790	$74,460	$0	$1,743,945	$42,666	$0	$3,660,861

For purposes of the calculation of the excise tax gross-up in these charts, the ascribed value of accelerated vesting is based on three assumptions:

•	Lapse-of-further-service portion is equal to the gain at the change of control date multiplied by 1% for each full month vesting is accelerated;

•	Early receipt portion is equal to the difference between the gain at normal vesting and the present value of the gain at the time vesting is accelerated (present value based on 120% of the IRS Applicable Federal Rates, compounded semi-annually: 0.65% for short-term and 2.11% for mid-term, using September 1, 2015 rates); and

•	Performance restricted stock equivalents, under which vesting is contingent upon achievement of certain performance goals and continued employment, have been valued assuming a 100% parachute value for the portions of awards that will vest.

	Accelerated Awards Upon a Change of Control (No Termination of Employment)
	Restricted Stock Equivalents, Three-Year Performance Awards	Excise Tax Gross-Up	Total
Mr. Hatfield	$5,744,270	$0	$5,744,270
Mr. Klein	$14,034,182	$0	$14,034,182
Ms. Sheldon	$2,245,286	$0	$2,245,286
Mr. Conrad	$2,938,939	$0	$2,938,939
Mr. Robertson	$1,743,945	$0	$1,743,945
Mr. VerNooy	$1,743,945	$0	$1,743,945

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to provide non-binding advisory approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. We encourage shareholders to review the Compensation Discussion and Analysis for details regarding our executive compensation programs. Our 2015 shareholder advisory vote on executive compensation was approved by a significant majority of shareholders, with approximately 85% of the votes cast in favor of the advisory resolution at our 2015 Annual Meeting.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices that we use. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests. Our compensation programs are designed to enable and reinforce our Company’s overall business strategy by aligning pay with achievement of short and long term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives critical to our success. For a more detailed discussion of our fiscal 2015 compensation program, see “Executive Compensation – Compensation Discussion and Analysis.” In particular:

•	The Nominating and Executive Compensation Committee (“NECC”) established two separate short-term performance incentive programs during fiscal 2015, one for the period prior to the spin-off of the Household Products group and one for the period following the spin-off, each with different metrics, award weights and bonus targets, to more appropriately focus executive compensation on the needs of the Company in each of those distinct periods.
•	The NECC approved multiple metrics in the fiscal 2015 short-term performance incentive program, including:
•	Adjusted earnings per share to encourage the executives to deliver on bottom-line results;
•	Adjusted operating profit, to reward operating performance;
•	Company-wide cost savings associated with restructurings, to focus on delivering the cost savings to investors announced by the Company; and
•	Working capital as a percentage of sales, to encourage improved management of working capital.
•	The NECC established a separate short-term performance incentive program for our executive chairman, to reward him in a different fashion from our other executives given his new and unique role within the Company.
•	During the 2015 fiscal year, the NECC approved long-term performance incentive program grants of time-based restricted stock equivalents and stock options, to align executives’ interests with those of the shareholders. The Committee had not granted stock option awards since 2009, but decided to grant such awards in 2015 as a way to stress performance-based compensation at a time when possible performance metrics other than stock price were difficult to determine given the Separation and the related uncertainty as to the appropriateness of other future Company financial measures.
•	The NECC determined not to make payments to our executives under the three-month component of the Annual Bonus Program for fiscal 2015 (a short-term performance incentive program) and the November 2012 performance-based restricted stock equivalent awards scheduled to vest in fiscal 2015 (a long-term performance incentive program) because the Company was not able to achieve the performance measures established by the NECC at the time these programs were established.
•	The NECC, working with its independent compensation consultant, established a new peer group to be utilized in the review of executive compensation, to better measure compensation decisions against peers more appropriate to a smaller, consumer products-focused company.

The Board believes the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

RESOLVED, that the shareholders of Edgewell approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the advisory vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION.”

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock

The following table shows, as of October 31, 2015, the holdings of the Company’s common stock by any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding(1)
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	5,387,056	(2)	9.0%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	3,792,467	(3)	6.3%
Tourbillon Capital Partners, L.P. 444 Madison Avenue, 26th Floor, New York, NY 10022	3,190,000	(4)	5.3%
(1)	On October 31, 2015, there were 60,008,498 shares of the Company’s common stock outstanding.
(2)	As reported in a statement on Schedule 13G/A filed with the SEC on January 22, 2015, BlackRock, Inc. and related entities reported, as of December 31, 2014, sole voting power over 4,884,004 shares and sole dispositive power over 5,387,056 shares.
(3)	As reported in a statement on Schedule 13G filed with the SEC on February 11, 2015, The Vanguard Group and related entities reported, as of December 31, 2014, sole voting power over 57,761 shares, sole dispositive power over 3,738,651 shares and shared dispositive power over 53,816 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,316 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 38,945 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.
(4)	As reported in a statement on Schedule 13G filed with the SEC on June 17, 2015, Tourbillon Capital Partners, L.P. and Jason H. Karp reported, as of June 16, 2015, shared voting and dispositive power over 3,190,000 shares, including 2,040,000 shares underlying currently exercisable options.

Ownership by Directors and Executive Officers

The table below contains information regarding beneficial common stock ownership by directors and executive officers as of November 16, 2015. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

Directors And Executive Officers	Shares Beneficially Owned	% of Shares Outstanding (1) (*denotes less than 1%)
Daniel J. Heinrich (2)	9,548	*
Carla C. Hendra (3)	0	*
R. David Hoover (4)	48,169	*
John C. Hunter, III (5)	22,213	*
James C. Johnson (6)	2,051	*
Rakesh Sachdev (7)	0	*
David P. Hatfield (8)	69,913	*
Ward M. Klein (9)	447,165	*
Sandra J. Sheldon (10)	7,429	*
Daniel J. Sescleifer (11)	74,606	*
Peter J. Conrad (12)	7,492	*
Wilbur A. Robertson (13)	14,454	*
David S. VerNooy (14)	12,421	*
All Executive Officers and Directors as a Group (15 persons)	648,785	*

(1)	The number of shares outstanding for purposes of this calculation was the number outstanding as of November 16, 2015 plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date, by all officers and directors, the conversion of vested stock equivalents as well as equivalents that vest within 60 days of that date and the number of stock equivalents held in the deferred compensation plan.
(2)	For Mr. Heinrich: includes (i) 2,030 shares owned by Mr. Heinrich; (ii) 3,260 vested restricted stock equivalents deferred until retirement from the Board; (iii) 3,109 units held in the Deferred Compensation Plan; and (iv) 1,149 restricted stock equivalents that will become exercisable within 60 days. Does not include 2,002 unvested restricted stock equivalents.
(3)	For Ms. Hendra: does not include 2,992 unvested restricted stock equivalents.
(4)	For Mr. Hoover: includes (i) 6,027 shares owned by Mr. Hoover; (ii) 10,000 vested restricted stock equivalents deferred until retirement from the Board; (iii) 31,286 units held in the Deferred Compensation Plan; and (iv) 856 restricted stock equivalents that will become exercisable within 60 days. Does not include 2,002 unvested restricted stock equivalents.
(5)	For Mr. Hunter: includes (i) 2,900 shares owned by Mr. Hunter; (ii) 1,378 vested restricted stock equivalents deferred until retirement from the Board; (iii) 16,786 units held in the Deferred Compensation Plan; and (iv) 1,149 restricted stock equivalents that will become exercisable within 60 days. Does not include 2,002 unvested restricted stock equivalents.

(6)	For Mr. Johnson: includes (i) 1,027 vested restricted stock equivalents deferred until retirement from the Board; (ii) 168 units held in the Deferred Compensation Plan; and (iii) 856 restricted stock equivalents that will become exercisable within 60 days. Does not include 3,011 unvested restricted stock equivalents.
(7)	For Mr. Sachdev: does not include 2,992 unvested restricted stock equivalents.
(8)	For Mr. Hatfield: includes (i) 17,675 shares owned by Mr. Hatfield; and (ii) 52,238 vested restricted stock equivalents deferred until retirement. Does not include 62,235 unvested restricted stock equivalents or 125,130 shares issuable upon exercise of unvested stock options.
(9)	For Mr. Klein: includes (i) 132,275 shares owned by various Klein family trusts; (ii) 176,599 vested restricted stock equivalents deferred until retirement; and (iii) 138,291 units held in the Deferred Compensation Plan. Does not include 82,293 unvested restricted stock equivalents.
(10)	For Ms. Sheldon: includes 7,429 shares owned by Ms. Sheldon. Does not include 23,958 unvested restricted stock equivalents or 45,186 shares issuable upon exercise of unvested stock options.
(11)	For Mr. Sescleifer: includes 2,594 shares owned by Mr. Sescleifer; (ii) 60,524 vested restricted stock equivalents deferred until retirement; and (iii) 11,488 vested performance stock equivalents deferred until retirement. Does not include 14,911 unvested restricted stock equivalents.
(12)	For Mr. Conrad: includes (i) 3,549 shares owned by Mr. Conrad; and (ii) 3,943 vested restricted stock equivalents deferred until retirement. Does not include 28,901 unvested restricted stock equivalents or 24,331 shares issuable upon exercise of unvested stock options.
(13)	For Mr. Robertson: includes 14,454 shares owned by Mr. Robertson. Does not include 17,333 unvested restricted stock equivalents or 20,855 shares issuable upon exercise of unvested stock options.
(14)	For Mr. VerNooy: includes 12,421 shares owned by Mr. VerNooy. Does not include 17,333 unvested restricted stock equivalents or 20,855 shares issuable upon exercise of unvested stock options.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning 5% or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee of the Board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties, and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•	Officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•	Transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•	Charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts;

•	Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•	Transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our Board of Directors.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

During fiscal 2015, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

OTHER BUSINESS

The Board knows of no business which will be presented at the 2016 Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for 2017 Annual Meeting.”

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The SEC has approved a rule permitting the delivery of a single Notice Regarding the Availability of Proxy Materials, and set of Annual Reports and Proxy Statements (if paper copies of such documents have been delivered or requested), to any household at which two or more shareholders reside, unless we have received contrary instructions from one or more of the shareholders residing in such household. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we will deliver only one copy of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and related Annual Report (if paper copies of such documents have been delivered or requested), to multiple shareholders who share an address, unless we receive contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our Notice Regarding the Availability of Proxy Materials, our Proxy Statement or Annual Report, either now or in the future, we will promptly deliver, upon your written or oral request submitted as set forth below, a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report, as applicable and as requested, to any shareholder at your address to which a single copy was delivered. If you and other shareholders in your household are currently receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and our Annual Report (if paper copies of such documents have been delivered or requested), and would like only one copy to be sent to your household, upon your written request, we will discontinue delivering multiple copies of such document(s) to your household and only deliver one copy. Notice should be given to the Corporate Secretary, Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017, Telephone No. (314) 594-1900.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Any proposals to be presented at the 2017 Annual Meeting of Shareholders, which is expected to be held on January 23, 2017, must be received by the Company, directed to the attention of the Secretary, no later than August 18, 2016 in order to be included in the Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC and our bylaws.

In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2017 Annual Meeting, the notice would have to be received between September 27, 2016 and October 27, 2016. However, in the event that (i) no annual meeting is held in 2016, or (ii) the date of the 2017 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2016 Annual Meeting, notice must be received no earlier than the 120th day prior to the date of the 2017 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of 2017 Annual Meeting, or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:

•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on the Board;
•	the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the Annual Meeting to disclose such ownership as of the record date), which includes:

¡	shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;
¡	any short interest with respect to common stock;
¡	any derivative instruments held by a partnership in which the nominee has a partnership interest;
¡	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Executive Compensation Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company during the same period as director nominations described above. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017. A copy of our bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,
Manish R. Shanbhag Chief Legal Officer and Secretary

December 16, 2015

EDGEWELL PERSONAL CARE COMPANY

1350 TIMBERLAKE MANOR PARKWAY

CHESTERFIELD, MO 63017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 24, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 24, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M97671-P70936 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EDGEWELL PERSONAL CARE COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH ITEM:

1.	Election of Directors

	Nominees:	For	Against	Abstain			For	Against	Abstain

	1a. David P. Hatfield	☐	☐	☐	2.	Ratification of appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2016.	☐	☐	☐
	1b. Daniel J. Heinrich	☐	☐	☐
	1c. Carla C. Hendra	☐	☐	☐

	1d. R. David Hoover	☐	☐	☐	3.	Non-binding advisory vote on executive compensation.	☐	☐	☐
	1e. John C. Hunter, III	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1f. Rakesh Sachdev	☐	☐	☐
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M97672-P70936

EDGEWELL PERSONAL CARE COMPANY

Annual Meeting of Shareholders

January 25, 2016 8:30 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David P. Hatfield and Manish R. Shanbhag, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EDGEWELL PERSONAL CARE COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Local Standard Time on January 25, 2016, at Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side